As filed with the Securities and Exchange Commission on November 22, 2023

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PANBELA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	88-2805017 (I.R.S. Employer Identification No.)

712 Vista Blvd, Suite 305
Waconia, Minnesota 55387
(952) 479-1196
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jennifer K. Simpson
Chief Executive Officer
712 Vista Blvd, Suite 305
Waconia, Minnesota 55387
(952) 479-1196
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

W. Morgan Burns Joshua L. Colburn W. Jason Deppen Faegre Drinker Biddle & Reath LLP 90 South Seventh Street 2200 Wells Fargo Center Minneapolis, Minnesota 55402-3901 Telephone: (612) 766-7000	M. Ali Panjwani Pryor Cashman LLP 7 Times Square New York, New York 10036 Phone: (212) 421-4100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED NOVEMBER 22, 2023

4,260,000 Shares of Common Stock

Offered by Selling Securityholders

This prospectus relates to the resale of up to an aggregate of 4,260,000 shares of Panbela therapeutics, Inc. (the “Company,” “we,” “our,” or “us”) common stock, par value $0.001 per share (“Common Stock”), by the selling securityholders listed in this prospectus or their permitted transferees (the “selling securityholders”). The shares of Common Stock registered for resale pursuant to this prospectus are issuable upon exercise of presently issued and outstanding warrants (the “Inducement Warrants”) to purchase common stock issued to the selling securityholders in a private placement offering that closed on November 2, 2023.

The Inducement Warrants have an exercise price of $0.78 per share. But the Inducement Warrants will not be exercisable until we obtain the stockholder approval, as described in this prospectus. If the Inducement Warrants become exercisable and are exercised for cash, we will receive the proceeds from such exercise, if any. The Inducement Warrants will expire five years from the date they receive stockholder approval.

We are registering the shares of Common Stock on behalf of the selling securityholders, to be offered and sold by them from time to time. We are not selling any securities under this prospectus and we will not receive any of the proceeds from the sale of shares by the selling securityholders.

The selling securityholders may sell the shares of Common Stock described in this prospectus in a number of different ways and at varying prices. See the sections of this prospectus titled “About this Prospectus” and “Plan of Distribution” for more information. The selling securityholders may each be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

Our common stock is listed on the Nasdaq Capital Market under the symbol “PBLA.” On November 20, 2023, the last reported sale price of our common stock on the Nasdaq Capital Market was $0.54 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 9 of this prospectus, and under similar headings in any amendments or supplements to this prospectus, including our most recent annual report on Form 10-K and any similar section contained in any documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2023

TABLE OF CONTENTS

Page

ABOUT THIS PROSPECTUS	ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	iii

PROSPECTUS SUMMARY	1

THE OFFERING	8

RISK FACTORS	9

SELLING SECURITYHOLDERS	20

USE OF PROCEEDS	21

PLAN OF DISTRIBUTION	22

DESCRIPTION OF SECURITIES	27

LEGAL MATTERS	31

EXPERTS	31

WHERE YOU CAN FIND MORE INFORMATION	31

INFORMATION INCORPORATED BY REFERENCE	31

i

ABOUT THIS PROSPECTUS

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Information Incorporated by Reference,” before deciding to invest in our securities.

You should rely only on the information contained in this prospectus. We have not, and the selling securityholders have not, authorized anyone to provide you with any information other than that contained in this prospectus. We take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the selling securityholders are not, making an offer of these securities in any jurisdiction where the offer is not permitted.

For investors outside the United States: We have not and the selling securityholders have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States must inform themselves about, and observe any restrictions relating to, the offering of securities and the distribution of this prospectus outside the United States.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We believe that the data obtained from these industry publications and third-party research, surveys and studies are reliable. We are ultimately responsible for all disclosure included in this prospectus.

You should rely only on the information contained in this prospectus, as supplemented and amended. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

We urge you to read carefully this prospectus, as supplemented and amended, before deciding whether to invest in any of the securities being offered.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In some cases, you can identify forward-looking statements by the following words: “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements are not a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this prospectus. These factors include:

●	our lack of diversification and the corresponding risk of an investment in our Company;
●	potential deterioration of our financial condition and results due to failure to diversify;
●	our ability to successfully complete acquisitions;
●	our ability to integrate acquired companies and operations for new product candidates
●	our ability to obtain additional capital, on acceptable terms or at all, required to implement our business plan;
●	final results of our Phase I clinical trial;
●	progress and success of our randomized Phase II/III clinical trial;
●	our ability to demonstrate safety and effectiveness of our product candidate;
●	our ability to obtain regulatory approvals for our product candidate in the United States, the European Union, or other international markets;
●	the market acceptance and future sales of our product candidate;
●	the cost and delays in product development that may result from changes in regulatory oversight applicable to our product candidate;
●	the rate of progress in establishing reimbursement arrangements with third-party payors;
●	the effect of competing technological and market developments;
●	the costs involved in filing and prosecuting patent applications and enforcing or defending patent claims; and
●	other risk factors included under the caption “Risk Factors” starting on page 9 of this prospectus.

You should read the matters described in “Risk Factors” and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus. We cannot assure you that the forward-looking statements in this prospectus will prove to be accurate and therefore you are encouraged not to place undue reliance on forward-looking statements. You should read this prospectus completely. Other than as required by law, we undertake no obligation to update or revise these forward-looking statements, even though our situation may change in the future.

We caution readers not to place undue reliance on any forward-looking statement that speaks only as of the date made and to recognize that forward-looking statements are predictions of future results, which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results due to the risks and uncertainties described under the heading “Risk Factors” in this prospectus, as well as others that we may consider immaterial or do not anticipate at this time. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. Our expectations reflected in our forward-looking statements can be affected by inaccurate assumptions that we might make or by known or unknown risks and uncertainties, including those described under the heading “Risk Factors” in this prospectus. The risks and uncertainties described i under the heading “Risk Factors” in this prospectus are not exclusive and further information concerning us and our business, including factors that potentially could materially affect our financial results or condition, may emerge from time to time. We assume no obligation to update forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements. We advise stockholders and investors to consult any further disclosures we may make on related subjects in our subsequent annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K that we file with or furnish to the U.S. Securities and Exchange Commission (the “SEC”).

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each case included elsewhere in this prospectus. Unless otherwise stated or the context requires otherwise, references in this prospectus to “Panbela,” the “Company,” “we,” “us,” “our” and similar references refer to Panbela Therapeutics, Inc. and its subsidiaries.

Business Overview

Panbela is a clinical stage biopharmaceutical company developing disruptive therapeutics for the treatment of patients with urgent unmet medical needs. We are currently enrolling patients in our randomized double-blind placebo controlled clinical trial for the treatment of pancreatic cancer and we are a regulatory and commercial collaborator in a Phase III clinical trial funded by the National Cancer Institute (the “NCI”) for the study of colon cancer risk reduction and colon adenoma therapy (“CAT”), a preventative treatment approach for survivors of colorectal cancer or those who have high-risk colon polyps. In addition, the Company is designing a global protocol for a Phase III registration trial for familial adenomatous polyposis (“FAP”), a rare inherited condition that can cause the growth of thousands of colorectal adenomas (i.e., adenomatous polyps), which are recognized as a key risk factor for colon cancer. The global protocol will be submitted to the Federal Drug Administration (FDA) and European Medicines Agency (EMA) for agreement on the registration pathway. By leveraging Panbela’s extensive experience with FAP and in designing global registration trials, the team can develop a high-quality trial protocol that meets the standards of regulatory agencies and is designed to efficiently and effectively demonstrate the potential safety and efficacy of Flynpovi™ in the treatment of FAP. We also support several investigator initiated trials and company sponsored preclinical trials including: (1) Phase I and Phase II clinical trials for the treatment of neuroblastoma (“neuroblastoma” or “NB”), funded by nonprofit organizations; (2) Phase I and Phase II clinical trial for the treatment of early-onset type 1 diabetes funded by the Juvenile Diabetes Research Foundation; (3) Phase II clinical trial for treatment of gastric cancer funded by the NCI; (4) Phase I/II clinical trial for the treatment of non-small cell lung cancer (NSCLC) possessing the STK11 mutation; and (5) preclinical studies that we have sponsored in the orphan disease and cancer fields.

The Company’s lead assets are ivospemin (SBP-101), FlynpoviTM (eflornithine (CPP-1X) and sulindac), and eflornithine (CPP-1X) which provides a multi-targeted approach to reset dysregulated biology present in many types of diseases such as cancer and autoimmune. Many tumors require greatly elevated levels of polyamines to support their growth and survival. These agents target the polyamine pathway at complementary junctions, which have been shown to be altered in disease. In particular, our lead assets have the potential to suppress and prevent tumor growth, enhance anti-tumor activity of other anti-cancer agents, and modulate the immune system.

Ivospemin is a proprietary polyamine analogue designed to induce polyamine metabolic inhibition. Ivospemin has demonstrated encouraging activity against metastatic disease in a clinical trial of patients with pancreatic cancer. The efficacy and safety results demonstrated in our completed Phase I clinical trial of ivospemin in combination with gemcitabine and nab-paclitaxel in the first line treatment of metastatic pancreatic cancer provides support for the current randomized, double-blind, placebo-controlled study of ivospemin in combination with gemcitabine and nab-paclitaxel in patients previously untreated for metastatic pancreatic cancer. We believe that ivospemin, if successfully developed, may represent a novel approach that effectively treats patients with pancreatic cancer and could become a dominant product in that market. Only three first-line treatment combinations, a single maintenance treatment for a subset (3-7%) of patients, and one second-line drug have been approved by the U.S. Food and Drug Administration (“FDA”) for pancreatic cancer in the last 25 years. ivospemin has received Fast Track status and orphan drug designation status for pancreatic cancer in the United States as well as Europe.

On June 15, 2022 Panbela acquired Cancer Prevention Pharmaceuticals, Inc. (“CPP”), which added the Company’s second lead asset, eflornithine in multiple forms. First, an investigational new drug product, Flynpovi is a combination of the polyamine synthesis inhibitor eflornithine and the non-steroidal anti-inflammatory drug sulindac and then eflornithine as a single agent. Eflornithine is an enzyme-activated, irreversible inhibitor of the enzyme ornithine decarboxylase, the first rate-limiting enzyme in the biosynthesis of polyamines. Sulindac, a non-steroidal anti-inflammatory drug (NSAID), facilitates the export and catabolism of polyamines. Flynpovi has a unique dual mechanism of action whereby it suppresses the synthesis of new polyamines and increases the export and catabolism of polyamines from the diet and microbiome. We believe Flynpovi is unique in that it is designed to treat the risk factors (e.g., polyps) that are hypothesized to lead to Familial Adenomatous Polyposis (FAP) surgeries and colon cancer and therefore may have the ability to prevent various types of colon cancer. In the FAP-310 Phase III trial, the efficacy and safety of the combination of Flynpovi (eflornithine and sulindac), as compared with either drug alone, in adults with FAP was conducted. While the study missed the primary composite endpoint (Burke et al. 2020), a post-hoc analysis showed that none of the patients in the combination arm progressed to a need for lower gastrointestinal (LGI) surgery for up to 48 months compared to 13.2% and 15.7% of patients in the sulindac and eflornithine arms (Balaguer et al. 2022). These data corresponded to risk reductions for the need for LGI surgery approaching 100% between combination and either monotherapy. Given the statistical significance of the LGI group, a new drug application (NDA) was filed with the FDA; however, since this was based on the results of an exploratory analysis, a complete response letter (CRL) was issued. To address the CRL, the Company is designing a Phase III registration trial and will advance this program while not increasing our current cash requirements. There are no currently approved pharmaceutical therapies for FAP.

Additional programs are evaluating a single agent tablet eflornithine or high dose powder eflornithine sachet for several indications including prevention of gastric cancer, treatment of high-risk refractory neuroblastoma, recent onset Type 1 diabetes, and STK-11 mutant NSCLC. Preclinical studies as well as Phase I or Phase II investigator-initiated trials suggest that eflornithine treatment is well tolerated and has potential activity.

Flynpovi has received Fast Track designation in the United States and orphan drug designation status for FAP in the United States and Europe. In addition, we have received orphan drug designation status for eflornithine as a single agent for Neuroblastoma in the United States and Europe and for gastric cancer in the United States.

Clinical Trials

Ivospemin (SBP-101)

In August 2015, the FDA accepted our Investigational New Drug (“IND”) application for our ivospemin product candidate. We have completed an initial clinical trial of ivospemin in patients with previously treated locally advanced or metastatic pancreatic cancer. This was a Phase I, first-in-human, dose-escalation, safety study. From January 2016 through September 2017, we enrolled twenty-nine patients into six cohorts, or groups, in the dose-escalation phase of the Phase I trial. No drug-related bone marrow toxicity or peripheral neuropathy was observed at any dose level. In addition to being evaluated for safety, 23 of the 29 patients were evaluable for preliminary signals of efficacy prior to or at the eight-week conclusion of their first cycle of treatment using the Response Evaluation Criteria in Solid Tumors (“RECIST”), the currently accepted standard for evaluating change in the size of tumors.

In 2018, we began enrolling patients in our second clinical trial, a Phase Ia/Ib study of the safety, efficacy, and pharmacokinetics of ivospemin administered in combination with two standard-of-care chemotherapy agents, gemcitabine and nab-paclitaxel. A total of 25 subjects were enrolled in four cohorts to evaluate the dosage level and schedule. An additional 25 subjects were enrolled in the expansion phase of the trial. Interim results were presented in January of 2022. Best response in evaluable subjects (cohorts 4 and Ib N=29) was a Complete Response (CR) in 1 (3%), Partial Response (PR) in 13 (45%), Stable Disease (SD) in 10 (34%) and Progressive Disease (PD) in 5 (17%). One subject did not have post baseline scans with RECIST tumor assessments. Median Progression Free Survival (“PFS”), now final at 6.5 months may have been negatively impacted by drug dosing interruptions to evaluate potential toxicity. Median overall survival in Cohort 4 + Phase Ib was 12.0 months when data was presented in January 2022 and is now final at 14.6 months. Two patients from cohort 2 have demonstrated long term survival. One at 30.3 months (final data) and one at 33.0 months and still alive. Seven subjects are still alive at this time, one from cohort 2 and six from cohort 4 plus Ib.

In January of 2022, the Company announced the initiation of a new pancreatic cancer clinical trial. Referred to as ASPIRE, the trial is a randomized double-blind placebo-controlled trial in combination with gemcitabine and nab-paclitaxel, a standard pancreatic cancer treatment regimen, in patients previously untreated for metastatic pancreatic cancer. The trial will be conducted globally at approximately 95 sites in the United States, Europe and Asia - Pacific.

The Aspire trial commenced early this year and, while opening of clinical sites in the US and the rest of the world has been slower than originally anticipated, due in part to resource fatigue in the medical community, the Company expects all countries and sites to be open by mid-2023.

The trial was originally designed as a Phase II/III with a smaller sample size (150) to support the events required for interim analysis based on Progression Free Survival (PFS) and a primary endpoint of overall survival. In response to European and FDA regulatory feedback the study was amended to include the total trial sample size (600) and the design modified to utilize overall survival as the primary endpoint to be examined at interim analysis. PFS will also be analyzed to provide additional efficacy evidence. This amendment was supported by the final data from the Phase Ia/b first line metastatic pancreatic cancer trial which completed enrollment in December of 2020. The study will enroll 600 subjects and is anticipated to take 36 months for complete enrollment with the interim analysis available in early 2024.

If we can successfully complete all FDA recommended clinical studies, we intend to seek marketing authorization from the FDA, the European Medicines Agency (“EMA”) (European Union), Ministry of Health and Welfare (Japan) and TGA (Australia). The submission fees may be waived when ivospemin has been designated an orphan drug in each geographic region.

Additionally, in early April 2023, the Company announced a poster presentation highlighting the results for ivospemin as a polyamine metabolism modulator in ovarian cancer at the American Association for Cancer Research Annual Conference The poster concludes that the ivospemin treatment of C57Bl/6 mice injected with VDID8+ ovarian cancer cells significantly prolonged survival and decreased overall tumor burden. The results suggest that ivospemin may have a role in the clinical management of ovarian cancer, and the Company intends to continue pre-clinical and clinical studies in ovarian cancer.

FLYNPOVI

In December 2009, the FDA accepted our IND application for the combination product, Flynpovi. Flynpovi showed promising results in an NCI supported randomized, placebo-controlled Phase IIb/III clinical trial to prevent recurrent colon adenomas, particularly high-risk pre-cancerous polyps in which 375 subjects who had resected sporadic adenoma were treated for 3 years with eflornithine (500 mg once a day) + sulindac (150 mg once a day [N = 191]) or matched placebo/placebo (N = 184). Results demonstrated a marked risk reduction (70%) in developing metachronous adenomas, 92% risk reduction in developing advanced adenomas, and 95% risk reduction in developing multiple adenomas with the active combination regimen compared to placebo (Meyskens et al. 2008). This combination regimen was generally well tolerated.

Given the similar mechanism of disease in sporadic and FAP-associated adenomatous polyposis, and the mechanism of action of Flynpovi in prevention of progressive polyposis in both the general population with sporadic adenomas and in patients with FAP, a Phase III program in FAP, and a Phase III program to study colon cancer risk reduction in partnership with the Southwest Oncology Group (SWOG) and the NCI were initiated.

In the FAP-310 Phase III study completed in 2019, the efficacy and safety of the combination of eflornithine and sulindac, as compared with either drug alone, in adults with familial adenomatous polyposis was conducted (Burke et al. 2020). The patients were randomly assigned in a 1:1:1 ratio to receive eflornithine, sulindac, or both once daily for up to 48 months. The primary end point, assessed in a time-to-event analysis, was disease progression, defined as a composite of major surgery, endoscopic excision of advanced adenomas, diagnosis of high-grade dysplasia in the rectum or pouch, or progression of duodenal disease. A total of 171 patients underwent randomization. Disease progression occurred in 18 of 56 patients (32%) in the eflornithine-sulindac group, 22 of 58 (38%) in the sulindac group, and 23 of 57 (40%) in the eflornithine group, with a hazard ratio of 0.71 (95% confidence interval [CI], 0.39 to 1.32) for eflornithine-sulindac as compared with sulindac (P = 0.29) and 0.66 (95% CI, 0.36 to 1.23) for eflornithine-sulindac as compared with eflornithine (Burke et al. 2020). Adverse and serious adverse events were similar across the treatment groups. In a post-hoc analysis, none of the patients in the combination arm progressed to a need for LGI surgery for up to 48 months compared with 7 (13.2%) and 8 (15.7%) patients in the sulindac and eflornithine arms (Balaguer et al. 2022). These data corresponded to risk reductions for the need for LGI surgery approaching 100% between combination and either monotherapy with HR = 0.00 (95% CI, 0.00-0.48; p = 0.005) for combination versus sulindac and HR = 0.00 (95% CI, 0.00-0.44; p = 0.003) for combination versus eflornithine. Given the statistical significance of the LGI group, an NDA was filed with the FDA. As the study failed to meet the primary endpoint, and the NDA was based on the results of an exploratory analysis, a complete response letter was issued. To address this deficiency concern, the Company must submit the results of one or more adequate and well-controlled clinical trials which demonstrate an effect on a clinical endpoint.

In collaboration with the NCI, and SWOG, a Phase III clinical trial has been initiated to study the benefits of Flynpovi as a therapeutic treatment for use by colon cancer survivors. The trial is named PACES for “Prevention of Adenomas and Cancer with eflornithine and sulindac.” The PACES trial is funded by the NCI and managed by the Southwest Oncology Group (“SWOG”). This is an ongoing double-blind placebo-controlled trial of Flynpovi to prevent recurrence of high risk adenomas and second primary colorectal cancers in patients with stage 0-III colon or rectal cancer, Phase III – Preventing Adenomas of the Colon With Eflornithine and Sulindac (“PACES”). The purpose of this study is to assess whether Flynpovi (compared to corresponding placebos) has a reduced rate of cancer or high-risk adenoma recurrence compared to comparator arms after three years of daily dosing. We have exclusive rights to the data that comes from the trial for regulatory and commercial purposes. The Company is evaluating its options for CAT in the European Union and Asia.

In April 2023, the Company announced that it will regain the North American rights to develop and commercialize Flynpovi in patients with FAP, as a result of the termination of the licensing agreement between CPP and with One-Two Therapeutics Assets Limited effective July 4, 2023.

Eflornithine (CPP-1X) and eflornithine sachets (CPP-1X-S)

For the single agent eflornithine, there is a trial ongoing evaluating eflornithine sachets in relapsed refractory neuroblastoma supported by the Children’s’ Oncology Group (COG) and NCI. Additionally, a Phase I/II trial in STK11 mutation patients with non-small cell lung cancer and Phase II trial in Recent Onset Type I diabetes with eflornithine have been initiated and are enrolling. Lastly, a Phase II trial evaluating eflornithine for the prevention of gastric cancer was completed in 2021 with data analysis ongoing.

Recent Developments

Warrant Exercise Inducement & Private Placement

On November 2, 2023, we entered into an inducement offer agreements, each an “Inducement Agreement,” with each selling securityholder with respect to the exercise of common stock purchase warrants previously issued by us to the selling securityholders and the issuance of certain additional common stock purchase warrants by us to the selling securityholders. Pursuant to the Inducement Agreement (A) the selling securityholders agreed to exercise the warrants previously issued to the selling securityholder on or about June 21, 2023, and (B) we agreed to sell and issue to the selling securityholders Class C common stock purchase warrants to purchase shares of common stock up to an amount as specified on each such selling security holder’s Inducement Agreement.

This prospectus relates to the possible resale by the selling securityholders from time to time of shares of our common stock issuable upon exercise of the Class C common stock purchase warrants, referred to herein as the “Inducement Warrants.”

Pursuant to the Inducement Agreement, we further agreed to file, as soon as practicable (and in any event by November 22, 2023), a registration statement providing for the resale of the shares of common stock issuable upon exercise of the Inducement Warrants. We are filing the registration statement on Form S-1 of which this prospectus forms a part to fulfill this obligation.

Special Meeting of Stockholders

On November 14, 2023, we filed a preliminary proxy statement for a special meeting of stockholders to seek approval of (i) a reverse stock split of our outstanding common stock at a ratio ranging from any whole number between 1-for-8 and 1-for 50, subject to and as determined by our Board of Directors and (ii) approval of the issuance of the shares of common stock issuable upon the exercise of the Class C Warrants (and to be offered for resale by the selling security holders pursuant to this registration statement), in accordance with Listing Rule 5635(d) of The Nasdaq Stock Market LLC (“Nasdaq”). Unless specifically provided otherwise herein, the share and per share information in this prospectus, does not assume the effect of any future or pending reverse stock split.

Reverse Stock Split

Our primary objective in seeking to effect the proposed reverse stock split is to attempt to raise the per-share trading price of our common stock to continue our listing on The Nasdaq Capital Market. To maintain listing, Nasdaq requires, among other things, that our common stock maintain a minimum closing bid price of $1.00 per share.

During the first quarter of 2023 we cured previously identified minimum bid price and minimum stockholders’ equity deficiencies and regained compliance with all applicable Nasdaq listing standards. As previously disclosed, in April 2023, we received a notification letter from Nasdaq indicating that for 30 consecutive business days our common stock did not maintain a minimum closing bid price of $1.00 per share as required by Nasdaq Listing Rule 5550(a)(2) (“Minimum Bid Price Requirement”). Pursuant to the stockholder approval obtained at our annual meeting of stockholders held in May 2023, we effectuated a 1-for-30 reverse split ratio on June 1, 2023. The primary reason for the reverse stock split was to attempt to increase the per share market price of our common stock to exceed the Minimum Bid Price Requirement for continued listing on the Nasdaq Capital Market. In June 2023, Nasdaq informed us that we had regained compliance with the Minimum Bid Price Requirement as the closing bid price of our common stock met or exceeded $1.00 per share for a minimum of ten consecutive business days during the 180-calendar day grace period.

Because our Company has effectuated reverse stock splits over the prior two-year period with a cumulative ratio in excess of 250 shares to one, if our common stock again fails to meet the Minimum Bid Price Requirement, then we will not be eligible for any compliance cure period specified in Nasdaq Marketplace Rule 5810(c)(3)(A) and the Nasdaq staff would issue a delisting determination. Our closing bid price has been less than $1.00 per share since October 16, 2023. While we intend to continue to actively monitor the bid price for our common stock and consider available options to either (i) avoid a future deficiency or (ii) regain compliance with the Minimum Bid Price Requirement, there is no assurance that we will not be delisted from Nasdaq even if the proposed reverse stock split is approved and effectuated.

Although we expect that the proposed reverse stock split would increase the bid price per share of our common stock above the $1.00 per share minimum price for any required number of days, thereby avoiding a deficiency or regaining compliance with the listing requirement, there can be no assurance that such a reverse stock split would have that effect, initially or in the future, or that it would enable us to maintain the listing of our common stock on The Nasdaq Capital Market for any particular duration.

There can be no assurance that any reverse stock split will achieve any of the desired results. There also can be no assurance that the price per share of our common stock immediately after any reverse stock split would increase proportionately with the reverse stock split, or that any increase would be sustained for any period of time, as evidenced by the Company’s reverse stock splits in January and June 2023.

Approval of Common Stock Issuance

Pursuant to the Inducement Agreements, we agreed to hold a special meeting of stockholders at the earliest practical date, but by no later than January 1, 2024, for the purpose of obtaining such approval as may be required by the applicable rules and regulations of The Nasdaq Stock Market, LLC (“Nasdaq”) from our stockholders with respect to the transactions contemplated by the Inducement Agreements. If we do not obtain this stockholder approval at the first meeting, we are required to call a meeting every sixty (60) days thereafter to seek stockholder approval until the earlier of the date that such approval is obtained or the Inducement Warrants are no longer outstanding.

The exercise of the Inducement Warrants in their entirety could result in the issuance of 20% or more of our common stock outstanding as of November 2, 2023, the date that the Inducement Warrants were issued by us. Nasdaq Listing Rule 5635(d) requires stockholder approval in connection with a transaction other than a public offering involving the sale, issuance, or potential issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for a price that is less than the lower of (i) the Company’s Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement, or (ii) the average of the Company’s Nasdaq Official Closing Price (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement (the “Minimum Price”). Pursuant to Nasdaq rules, the presence of any provision that could cause the conversion or exercise price of a convertible security to be reduced to below the Minimum Price immediately before the entering into of the binding agreement will cause the transaction to be viewed as a discounted issuance.

The Inducement Warrants were issued in connection with the exercise of existing warrants pursuant to the terms of the Inducement Agreements but were not and are not exercisable at all prior to the Stockholder Approval. Accordingly, because the 4,260,000 shares of common stock issuable upon exercise of the Inducement Warrants (i) are to be sold for a price less than the Minimum Price, and (ii) total more than 19.99% of our outstanding shares of common stock on the date the New Warrants were issued, and because the New Warrants further have anti-dilutive rights, we are seeking stockholder approval of the Stock Issuance proposal in respect of the issuance of the shares of common stock upon the exercise of the New Warrants pursuant to Nasdaq Listing Rule 5635(d).

The issuance of shares of common stock upon exercise of the Inducement Warrants will have a dilutive effect on current stockholders in that the percentage ownership of the Company held by such current stockholders will decline as a result of the issuance of the newly shares. This means also that our existing stockholders will own a smaller interest in us as a result of the exercise of the New Warrants and therefore have less ability to influence significant corporate decisions requiring stockholder approval. Issuance of the additional shares could also have a dilutive effect on the book value per share and any future earnings per share. Dilution of equity interests could also cause prevailing market prices for our common stock to decline.

If the Inducement Warrants are exercised in full for cash, a total of 4,260,000 shares of common stock will be issuable to the selling securityholders and this dilutive effect may be material to existing stockholders.

Product Developments

Through November 20, 2023, we had:

●	secured an orphan drug designation for ivospemin from the FDA;

●	submitted and received acceptance from the FDA for an IND application for ivospemin;

●	received Country approvals for the Aspire Trial in Australia, France, Italy and Spain;

●	completed a Phase Ia monotherapy safety study of ivospemin in the treatment of patients with metastatic pancreatic ductal adenocarcinoma;

●	received “Fast Track” designation from the FDA for ivospemin for metastatic pancreatic cancer;

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completed enrollment and released interim results in our second trial a Phase Ia /Ib clinical study of ivospemin, a first-line study with ivospemin given in combination with a current standard of care in patients with pancreatic ductal adenocarcinoma who were previously untreated for metastatic disease; a total of 50 subjects were enrolled in this study, 25 in the Phase Ia and 25 in the Phase Ib or expansion phase;

●	secured a two-year research agreement with Johns Hopkins School of Medicine led by Professor Robert Casero, an internationally recognized researcher in polyamine biology;

●	completed process improvement measures expected to be scalable for commercial use and received issue notification for a patent covering this new shorter synthesis of ivospemin;

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initiated a randomized, double-blind, placebo-controlled study with ivospemin given in combination with gemcitabine and nab-paclitaxel in patients with pancreatic ductal adenocarcinoma who are previously untreated for metastatic disease;

●	completed preclinical evaluation of ivospemin for use as neoadjuvant therapy in resectable pancreatic cancer prior to surgery;

●	obtained early, preclinical, indication of tumor growth inhibition activity in ovarian cancer and presented the results at ASCO-GI conference;

●	received USAN adoption of the nonproprietary name of ivospemin for SBP-101;

●	acquired and integrated CPP, adding a second lead asset in multiple forms and an expansive clinical development program ranging from pre-clinical to registration level clinical trials;

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European Medicines Agency (EMA) Committee for Orphan Medicinal Products issued a positive opinion on Panbela’s application for orphan designation of ivospemin in combination with gemcitabine and nab-Paclitaxel in patients with metastatic pancreatic ductal adenocarcinoma;

●	announced the initiation of phase II program through Indiana University for early onset Type I diabetes utilizing eflornithine; and

●	announced the initiation of the Phase I/II clinical trial for the treatment of non-small lung cancer (NSCLC) possessing the STK11 mutation through Moffitt Cancer Center.

Risks Associated with Our Business

Our business is subject to many significant risks, as more fully described in the section titled “Risk Factors” immediately following this prospectus summary. You should read and carefully consider these risks, together with the risks set forth under the section titled “Risk Factors” and all of the other information in this prospectus, including the financial statements and the related notes included elsewhere in this prospectus, before deciding whether to invest in our securities. If any of the risks discussed in this prospectus actually occur, our business, financial condition or operating results could be materially and adversely affected. In particular, our risks include, but are not limited to, the following:

●	our ability to obtain additional capital, on acceptable terms or at all, required to implement our business plan;

●	our lack of diversification and the corresponding risk of an investment in our Company;

●	our ability to maintain our listing on a national securities exchange;

●	progress and success of our randomized Phase II/III clinical trial;

●	our ability to demonstrate the safety and effectiveness of our product candidates: ivospemin ( SBP-101 ), Flynpovi, and eflornithine (CPP-1X);

●	our ability to obtain regulatory approvals for our product candidates, SBP-101, Flynpovi and CPP-1X in the United States, the European Union or other international markets;

●	the market acceptance and level of future sales of our product candidates, SBP-101, Flynpovi and CPP-1X ;

●	the cost and delays in product development that may result from changes in regulatory oversight applicable to our product candidates, SBP-101, Flynpovi and CPP-1X ;

●	the rate of progress in establishing reimbursement arrangements with third-party payors;

●	the effect of competing technological and market developments;

●	the costs involved in filing and prosecuting patent applications and enforcing or defending patent claims; and

●	other risk factors included under the caption “Risk Factors” starting on page 9 of this prospectus.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act and have elected to take advantage of certain scaled disclosure available to smaller reporting companies.

Corporate History

The primary business underlying Panbela Therapeutics, Inc., was originally incorporated under the laws of the State of Delaware under the name “Sun BioPharma, Inc.” in September 2011. In 2015, it became a public company by completing a merger transaction with a wholly owned subsidiary of a public company then organized under the laws of the State of Utah. In 2016, it was reincorporated under the laws of the State of Delaware via a merger with our operating subsidiary. That company changed its name to “Panbela Therapeutics, Inc.” on December 2, 2020. On June 15, 2022, we became a successor issuer to Panbela Therapeutics, Inc. and adopted its name, pursuant to a holding company reorganization via merger by operation of Rule 12g-3(a) promulgated under the Exchange Act, resulting in our current structure – consisting of two wholly owned subsidiaries: Panbela Research, Inc. and Cancer Prevention Pharmaceuticals, Inc.

Corporate Information

Our corporate mailing address is 712 Vista Blvd, #305, Waconia, MN 55387. Our telephone number is (952) 479-1196, and our website is www.panbela.com. The information on our website is not part of this prospectus. We have included our website address as a factual reference and do not intend it to be an active link to our website. The information contained in or connected to our website is not incorporated by reference into, and should not be considered part of, this prospectus. The trade names, trademarks, and service marks of other companies appearing in this prospectus are the property of the respective holders.

THE OFFERING

Common stock offered by selling securityholders	4,260,000 shares

Use of proceeds	We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of shares by the selling securityholders. See “Use of Proceeds” on page 20.

Terms of the Offering

The selling securityholders, including their transferees, donees, pledgees, assignees and successors-in-interest, may sell, transfer or otherwise dispose of any or all of the shares of Common Stock offered by this prospectus from time to time on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The shares of Common Stock may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Risk Factors	You should read the “Risk Factors” section of this prospectus beginning on page 9 for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq Capital Market Trading Symbol	“PBLA”

Private Placement

On November 2, 2023, we entered into Inducement Agreements with the selling securityholders, pursuant to which: the selling securityholders agreed to exercise all of their outstanding warrants, and we agreed to sell and issue to the selling securityholders Class C Warrants to purchase, in total, up to 4,260,000 shares of common stock at an exercise price equal to $0.78 per underlying share. For a detailed description of the transactions that resulted from the Inducement Agreements, see the section captioned “Selling Securityholders” in this prospectus starting on page 20.

Potential Reverse Stock Split

On November 14, 2023, we filed the Preliminary Proxy Statement seeking, among other things, authorization to effect a reverse split of our outstanding common stock at a ratio ranging from 1-for-8 and 1-for 50.

RISK FACTORS

Any investment in our securities involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our securities. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

Risks Related to Our Business and Financial Position

We are a pre-revenue company with a history of negative operating cash flow.

We have experienced negative cash flows for our operating activities since inception, primarily due to the investments required to commercialize our primary drug candidates. Our financing cash flows historically have been positive due to proceeds from the sale of equity securities and promissory notes issuances. Our net cash used in operating activities was $15.3 million and $7.2 million for the years ended December 31, 2022 and 2021, respectively, and we had negative working capital of $6.0 million on December 31, 2022 and positive working capital of $9.6 million as December 31, 2021. For the quarter ended September 30, 2023 we had approximately $0.9 million in cash and approximately $7.0 million in negative working capital. Working capital is defined as current assets less current liabilities.

Our operations are subject to all the risks, difficulties, complications and delays frequently encountered in connection with the development of new products, as well as those risks that are specific to the pharmaceutical and biotechnology industries in which we compete. Investors should evaluate us considering the delays, expenses, problems and uncertainties frequently encountered by companies developing markets for new products, services and technologies. We may never overcome these obstacles.

As a result of our current limited financial liquidity, our auditors have expressed substantial doubt regarding our ability to continue as a “going concern.”

As a result of our current limited financial liquidity, our auditors’ report for our 2022 financial statements, which is incorporated by reference herein, contains a statement concerning our ability to continue as a “going concern.” Our limited liquidity could make it more difficult for us to secure additional financing or enter into strategic relationships on terms acceptable to us, if at all, and may materially and adversely affect the terms of any financing that we may obtain and our public stock price generally.

Our continuation as a “going concern” is dependent upon, among other things, achieving positive cash flow from operations and, if necessary, augmenting such cash flow using external resources to satisfy our cash needs. Our plans to achieve positive cash flow primarily include engaging in offerings of securities. Additional potential sources of funds include negotiating up-front and milestone payments on our current and potential future product candidates or royalties from sales of our products that secure regulatory approval and any milestone payments associated with such approved products. These cash sources could, potentially, be supplemented by financing or other strategic agreements. However, we may be unable to achieve these goals or obtain required funding on commercially reasonable terms, or at all, and therefore may be unable to continue as a going concern.

We may be unable to obtain the additional capital that is required to execute our business plan, which could restrict our ability to grow.

Our current capital and our other existing resources will be sufficient only to provide a limited amount of working capital and will not be sufficient to fund our expected continuing opportunities. While we project that our current capital resources will fund our operations, including increased clinical trial costs, into the fourth quarter of 2023, we will require additional capital to continue to operate our business and complete our clinical development plans.

Future research and development, including clinical trial cost, capital expenditures and possible acquisitions, and our administrative requirements, such as salaries, insurance expenses and general overhead expenses, as well as legal compliance costs and accounting expenses, will require a substantial amount of additional capital and cash flow. There is no guarantee that we will be able to raise additional capital required to fund our ongoing business on commercially reasonable terms or at all.

We intend to pursue sources of additional capital through various financing transactions or arrangements, including collaboration arrangements, debt financing, equity financing or other means. We may not be successful in locating suitable financing transactions on commercially reasonable terms, in the time period required or at all, and we may not obtain the capital we require by other means. If we do not succeed in raising additional capital, our resources will not be sufficient to fund our operations going forward.

Any additional capital raised through the sale of equity may dilute the ownership percentage of our stockholders. This could also result in a decrease in the fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity. The terms of securities we issue in future capital transactions may be more favorable to our new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities which may have a further dilutive effect.

Our ability to obtain needed financing may be impaired by such factors as the capital markets, both generally and in the pharmaceutical and other drug development industries in particular, the limited diversity of our activities and/or the loss of key personnel. If the amount of capital we are able to raise from financing activities is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations, we may be required to cease our operations.

We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs, which may adversely impact our financial condition.

The markets for our product candidates are highly competitive and are subject to rapid scientific change, which could have a material adverse effect on our business, results of operations and financial condition.

The pharmaceutical and biotechnology industries in which we compete are highly competitive and characterized by rapid and significant technological change. We face intense competition from organizations such as pharmaceutical and biotechnology companies, as well as academic and research institutions and government agencies. Some of these organizations are pursuing products based on technologies similar to our technology. Other of these organizations have developed and are marketing products or are pursuing other technological approaches designed to produce products that are competitive with our product candidates in the therapeutic effect these competitive products have on the diseases targeted by our product candidates. Our competitors may discover, develop or commercialize products or other novel technologies that are more effective, safer or less costly than any that we may develop. Our competitors may also obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for our product candidates.

Many of our competitors are substantially larger than we are and have greater capital resources, research and development staffs and facilities than we have. In addition, many of our competitors are more experienced in drug discovery, development and commercialization, obtaining regulatory approvals and drug manufacturing and marketing.

We anticipate that the competition with our product candidates and technology will be based on a number of factors including product efficacy, safety, availability and price. The timing of market introduction of our planned future product candidates and competitive products will also affect competition among products. We expect the relative speed with which we can develop our product candidates, complete the required clinical trials, establish strategic partners and supply appropriate quantities of the product candidate for late stage trials, if required, to be important competitive factors. Our competitive position will also depend upon our ability to attract and retain qualified personnel, to obtain patent protection in non-U.S. markets, which we currently do not have, or otherwise develop proprietary products or processes and to secure sufficient capital resources for the period between technological conception and commercial sales or out-license to pharmaceutical partners. If we fail to develop and deploy a proposed product candidate in a successful and timely manner, we will in all likelihood not be competitive.

Our lack of diversification increases the risk of an investment in our Company and our financial condition and results of operations may deteriorate if we fail to diversify.

Our Board of Directors has centered our attention on our drug development activities, which are currently focused on a limited number of product candidates. Our ability to diversify our investments will depend on our access to additional capital and financing sources and the availability and identification of suitable opportunities.

Larger companies have the ability to manage their risk by diversification. However, we lack and expect to continue to lack diversification, in terms of both the nature and geographic scope of our business. As a result, we will likely be impacted more acutely by factors affecting pharmaceutical and biotechnology industries in which we compete than we would if our business were more diversified, enhancing our risk profile. If we cannot diversify our operations, our financial condition and results of operations could deteriorate.

Our business may suffer if we do not attract and retain talented personnel.

Our success will depend in large measure on the abilities, expertise, judgment, discretion, integrity and good faith of our management and other personnel in conducting our business. We have a small management team, and the loss of a key individual or inability to attract suitably qualified staff could materially adversely impact our business.

Our success depends on the ability of our management, employees, consultants and strategic partners, if any, to interpret market data correctly and to interpret and respond to economic market and other conditions in order to locate and adopt appropriate investment opportunities, monitor such investments, and ultimately, if required, to successfully divest such investments. Further, no assurance can be given that our key personnel will continue their association or employment with us or that replacement personnel with comparable skills can be found. We will seek to ensure that management and any key employees are appropriately compensated; however, their services cannot be guaranteed. If we are unable to attract and retain key personnel, our business may be adversely affected.

We may be required to defend lawsuits or pay damages for product liability claims.

Product liability is a major risk in testing and marketing biotechnology and pharmaceutical products. We may face substantial product liability exposure in human clinical trials and in the sale of products after regulatory approval. Product liability claims, regardless of their merits, could exceed policy limits, divert management’s attention and adversely affect our reputation and the demand for our product. In any such event, your investment in our securities could be materially and adversely affected.

Risks Related to Acquisitions and Integrations

We have and expect to incur substantial costs related to the acquisition of CPP and subsequent integration efforts.

We have incurred and expect to incur a number of non-recurring costs associated with acquisition of CPP and related transactions. These costs include legal, financial advisory, accounting, consulting and other advisory fees, retention, severance and employee benefit-related costs, regulatory fees, closing, integration and other related costs.

We may not have discovered certain liabilities or other matters related to CPP, which may adversely affect the future financial performance of the combined company.

In the course of the due diligence review that we conducted prior to the execution of the merger agreement, we may not have discovered, or may have been unable to properly quantify, certain liabilities of CPP or other factors that may have an adverse effect on the business, results of operations, financial condition, and cash flows of the combined company after the consummation of the Mergers.

Our estimates and judgments related to the acquisition accounting methods used to record the purchase price allocation related to the merger may be inaccurate.

Our management will make significant accounting judgments and estimates related to the application of acquisition accounting of the acquisition under GAAP, as well as the underlying valuation models. Our business, operating results, and financial condition could be materially adversely impacted in future periods if the accounting judgments and estimates prove to be inaccurate.

Risks Related to the Development and Approval of New Drugs

Clinical trials required for our product candidate are expensive and time-consuming, and their outcome is highly uncertain. If any of our drug trials are delayed or yield unfavorable results, we will have to delay or may be unable to obtain regulatory approval for our product candidate.

We must conduct extensive testing of each product candidate before we can obtain regulatory approval to market and sell it. We need to conduct both preclinical animal testing and human clinical trials. Conducting these trials is a lengthy, time-consuming and expensive process. These tests and trials may not achieve favorable results for many reasons, including, among others, failure of the product candidate to demonstrate safety or efficacy, the development of serious or life-threatening adverse events, or side effects, caused by or connected with exposure to the product candidate, difficulty in enrolling and maintaining subjects in the clinical trial, lack of sufficient supplies of the product candidate or comparator drug, and the failure of clinical investigators, trial monitors, contractors, consultants, or trial subjects to comply with the trial protocol. A clinical trial may fail because it did not include a sufficient number of patients to detect the endpoint being measured or reach statistical significance. A clinical trial may also fail because the dose(s) of the investigational drug included in the trial were either too low or too high to determine the optimal effect of the investigational drug in the disease setting. Many clinical trials are conducted under the oversight of Independent Data Monitoring Committees (“IDMCs”) also known as DSMB’s. These independent oversight bodies are made up of external experts who review the progress of ongoing clinical trials, including available safety and efficacy data, and make recommendations concerning a trial’s continuation, modification, or termination based on interim, unblinded data. Any of our ongoing clinical trials may be discontinued or amended in response to recommendations made by responsible IDMCs based on their review of such interim trial results.

We will need to reevaluate our product candidates if they do not test favorably and either conduct new trials, which are expensive and time consuming, or abandon our drug development program. Even if we obtain positive results from preclinical or clinical trials, we may not achieve the same success in future trials. Many companies in the biopharmaceutical industry have suffered significant setbacks in clinical trials, even after promising results have been obtained in earlier trials. The failure of clinical trials to demonstrate safety and effectiveness for the desired indication could harm the development of our product candidate and our business, financial condition and results of operations may be materially harmed.

We face significant risks in our product candidate development efforts.

Our business depends on the successful development and commercialization of our product candidates. We are currently focused on developing our initial product candidate, ivospemin, for the treatment of PDA and are not permitted to market it in the United States until we receive approval of an NDA from the FDA, or in any foreign jurisdiction until we receive the requisite approvals from such jurisdiction. The process of developing new drugs and/or therapeutic products is inherently complex, unpredictable, time-consuming, expensive and uncertain. We must make long-term investments and commit significant resources before knowing whether our development programs will result in drugs that will receive regulatory approval and achieve market acceptance. A product candidate that appears to be promising at all stages of development may not reach the market for a number of reasons that may not be predictable based on results and data from the clinical program. A product candidate may be found ineffective or may cause harmful side effects during clinical trials, may take longer to progress through clinical trials than had been anticipated, may not be able to achieve the pre-defined clinical endpoints even though clinical benefit may have been achieved, may fail to receive necessary regulatory approvals, may prove impracticable to manufacture in commercial quantities at reasonable cost and with acceptable quality, or may fail to achieve market acceptance.

We cannot predict whether or when we will obtain regulatory approval to commercialize our product candidates and we cannot, therefore, predict the timing of any future revenues from this or other product candidates, if any. The FDA has substantial discretion in the drug approval process, including the ability to delay, limit or deny approval of a product candidate for many reasons. For example, the FDA:

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could determine that the information provided by us was inadequate, contained clinical deficiencies or otherwise failed to demonstrate the safety and effectiveness of any of our product candidates for any indication;

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may not find the data from clinical trials sufficient to support the submission of an NDA or to obtain marketing approval in the United States, including any findings that the clinical and other benefits of our product candidates outweigh their safety risks;

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may disagree with our trial design or our interpretation of data from preclinical studies or clinical trials or may change the requirements for approval even after it has reviewed and commented on the design for our trials;

●	may identify deficiencies in the manufacturing processes or facilities of third-party manufacturers with which we enter into agreements for the manufacturing of our product candidates;

●	may approve our product candidates for fewer or more limited indications than we request or may grant approval contingent on the performance of costly post-approval clinical trials;

●	may change its approval policies or adopt new regulations; or

●	may not approve the labeling claims that we believe are necessary or desirable for the successful commercialization of our product candidates.

Any failure to obtain regulatory approval of our initial product candidate or future product candidates we develop, if any, would significantly limit our ability to generate revenues, and any failure to obtain such approval for all of the indications and labeling claims we deem desirable could reduce our potential revenues.

Our product candidates are based on a new formulation of an existing technology which has never been approved for the treatment of any cancer and, consequently, is inherently risky. Concerns about the safety and efficacy of our product candidate could limit our future success.

We are subject to the risks of failure inherent in the development of product candidates based on new technologies. These risks include the possibility that any product candidates we create will not be effective, that our current product candidate will be unsafe, ineffective or otherwise fail to receive the necessary regulatory approvals or that our product candidate will be hard to manufacture on a large scale or will be uneconomical to market.

Many pharmaceutical products cause multiple potential complications and side effects, not all of which can be predicted with accuracy and many of which may vary from patient to patient. Long term follow-up data may reveal additional complications associated with our product candidate. The responses of potential physicians and others to information about complications could materially affect the market acceptance of our product candidate, which in turn would materially harm our business.

Due to our reliance on third parties to conduct our clinical trials, we are unable to directly control the timing, conduct, expense and quality of our clinical trials, which could adversely affect our clinical data and results and related regulatory approvals.

We extensively outsource our clinical trial activities and expect to directly perform only a small portion of the preparatory stages for planned trials. We rely on independent third-party CROs to perform most of our clinical trials, including document preparation, site identification, screening and preparation, pre-study visits, training, program management and bio-analytical analysis. Many important aspects of the services performed for us by the CROs are out of our direct control. If there is any dispute or disruption in our relationship with our CROs, our clinical trials may be delayed. Moreover, in our regulatory submissions, we rely on the quality and validity of the clinical work performed by third-party CROs. If a CRO’s processes, methodologies or results are determined to be invalid or inadequate, our own clinical data and results and related regulatory approvals could be adversely affected or invalidated.

We rely on third-party suppliers and other third parties for production of our product candidates and our dependence on these third parties may impair the advancement of our research and development programs and the development of our product candidates.

We rely on, and expect to continue to rely on, third parties for the supply of raw materials and manufacture of drug supplies necessary to conduct our preclinical studies and clinical trials. During 2021 the Company, in collaboration with our manufacturing partner confirmed a new shorter and less expensive synthesis of the active drug substance. However, delays in production by third parties could delay our clinical trials or have an adverse impact on any commercial activities. In addition, the fact that we are dependent on third parties for the manufacture of and formulation of our product candidates means that we are subject to the risk that the products may have manufacturing defects that we have limited ability to prevent or control. Although we oversee these activities to ensure compliance with our quality standards, budgets and timelines, we have had and will continue to have less control over the manufacturing of our product candidates than potentially would be the case if we were to manufacture our product candidates. Further, the third parties we deal with could have staffing difficulties, might undergo changes in priorities or may become financially distressed, which would adversely affect the manufacturing and production of our product candidates.

The results of pre-clinical studies and completed clinical trials are not necessarily predictive of future results, and our current product candidates may not have favorable results in later studies or trials.

Pre-clinical studies and Phase I clinical trials are not primarily designed to test the efficacy of a product candidate in the general population, but rather to test initial safety, to study pharmacokinetics and pharmacodynamics, to study limited efficacy in a small number of study patients in a selected disease population, and to identify and attempt to understand the product candidate’s side effects at various doses and dosing schedules. Success in pre-clinical studies or completed clinical trials does not ensure that later studies or trials, including continuing pre-clinical studies and large-scale clinical trials, will be successful nor does it necessarily predict future results. Favorable results in early studies or trials may not be repeated in later studies or trials, and product candidates in later stage trials may fail to show acceptable safety and efficacy despite having progressed through earlier trials.

Risks Related to the Regulation of our Business

Federal and state pharmaceutical marketing compliance and reporting requirements may expose us to regulatory and legal action by state governments or other government authorities.

The Food and Drug Administration Modernization Act (the “FDMA”) established a public registry of open clinical trials involving drugs intended to treat serious or life-threatening diseases or conditions in order to promote public awareness of and access to these clinical trials. Under the FDMA, pharmaceutical manufacturers and other trial sponsors are required to post the general purpose of these trials, as well as the eligibility criteria, location and contact information of the trials. Failure to comply with any clinical trial posting requirements could expose us to negative publicity, fines and other penalties, all of which could materially harm our business.

In recent years, several states, including California, Vermont, Maine, Minnesota, New Mexico and West Virginia, have enacted legislation requiring pharmaceutical companies to establish marketing compliance programs and file periodic reports on sales, marketing, pricing and other activities. Similar legislation is being considered in other states. Many of these requirements are new and uncertain, and available guidance is limited. Unless we are in full compliance with these laws, we could face enforcement actions and fines and other penalties and could receive adverse publicity, all of which could harm our business.

If the product candidates we develop becomes subject to unfavorable pricing regulations, third party reimbursement practices or healthcare reform initiatives, our ability to successfully commercialize our product candidates may be impaired.

Our future revenues, profitability and access to capital will be affected by the continuing efforts of governmental and private third-party payors to contain or reduce the costs of health care through various means. We expect several federal, state and foreign proposals to control the cost of drugs through government regulation. We are unsure of the impact recent health care reform legislation may have on our business or what actions federal, state, foreign and private payors may take in response to the recent reforms. Therefore, it is difficult to predict the effect of any implemented reform on our business. Our ability to commercialize our product candidate successfully will depend, in part, on the extent to which reimbursement for the cost of such product candidate and related treatments will be available from government health administration authorities, such as Medicare and Medicaid in the United States, private health insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly approved health care products, particularly for indications for which there is no current effective treatment or for which medical care typically is not sought. Adequate third-party coverage may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product research and development. If adequate coverage and reimbursement levels are not provided by government and third-party payors for use of our product candidates, our product candidates may fail to achieve market acceptance and our results of operations will be harmed.

Healthcare legislative reform measures may have a material adverse effect on our business and results of operations.

Legislative and regulatory actions affecting government prescription drug procurement and reimbursement programs occur relatively frequently. In the United States, the ACA was enacted in 2010 to expand healthcare coverage. Since then, numerous efforts have been made to repeal, amend or administratively limit the ACA in whole or in part. For example, the Tax Cuts and Jobs Act, signed into law by President Trump in 2017, repealed the individual health insurance mandate, which is considered a key component of the ACA. In December 2018, a Texas federal district court struck down the ACA on the grounds that the individual health insurance mandate is unconstitutional, although this ruling has been stayed pending appeal. The ongoing challenges to the ACA and new legislative proposals have resulted in uncertainty regarding the ACA's future viability and destabilization of the health insurance market. The resulting impact on our business is uncertain and could be material.

Efforts to control prescription drug prices could also have a material adverse effect on our business. For example, in 2018, President Trump and the Secretary of the U.S. Department of Health and Human Services (“HHS”) released the "American Patients First Blueprint" and have begun implementing certain portions. The initiative includes proposals to increase generic drug and biosimilar competition, enable the Medicare program to negotiate drug prices more directly and improve transparency regarding drug prices and ways to lower consumers' out-of-pocket costs. The Trump administration also proposed to establish an “international pricing index” that would be used as a benchmark to determine the costs and potentially limit the reimbursement of drugs under Medicare Part B. Among other pharmaceutical manufacturer industry-related proposals, Congress has proposed bills to change the Medicare Part D benefit to impose an inflation-based rebate in Medicare Part D and to alter the benefit structure to increase manufacturer contributions in the catastrophic phase. The volume of drug pricing-related bills has dramatically increased under the current Congress, and the resulting impact on our business is uncertain and could be material.

In addition, many states have proposed or enacted legislation that seeks to regulate pharmaceutical drug pricing indirectly or directly, such as by requiring biopharmaceutical manufacturers to publicly report proprietary pricing information or to place a maximum price ceiling on pharmaceutical products purchased by state agencies. For example, in 2017, California’s governor signed a prescription drug price transparency state bill into law, requiring prescription drug manufacturers to provide advance notice and explanation for price increases of certain drugs that exceed a specified threshold. Both Congress and state legislatures are considering various bills that would reform drug purchasing and price negotiations, allow greater use of utilization management tools to limit Medicare Part D coverage, facilitate the import of lower-priced drugs from outside the United States and encourage the use of generic drugs. The Inflation Reduction Act passed by Congress allows Medicare to negotiate the prices of the prescription drugs. Such initiatives and legislation may cause added pricing pressures on our products.

Changes to the Medicaid program at the federal or state level could also have a material adverse effect on our business. Proposals that could impact coverage and reimbursement of our products, including giving states more flexibility to manage drugs covered under the Medicaid program and permitting the re-importation of prescription medications from Canada or other countries, could have a material adverse effect by limiting our products’ use and coverage. Furthermore, state Medicaid programs could request additional supplemental rebates on our products as a result of an increase in the federal base Medicaid rebate. To the extent that private insurers or managed care programs follow Medicaid coverage and payment developments, they could use the enactment of these increased rebates to exert pricing pressure on our products, and the adverse effects may be magnified by their adoption of lower payment schedules.

Other proposed regulatory actions affecting manufacturers could have a material adverse effect on our business. It is difficult to predict the impact, if any, of any such proposed legislative and regulatory actions or resulting state actions on the use and reimbursement of our products in the United States, but our results of operations may be adversely affected.

Risks Related to our Intellectual Property

If we are unable to obtain, maintain and enforce our proprietary rights, we may not be able to compete effectively or operate profitably.

For ivospemin, we are party to a license agreement with the University of Florida Research Foundation (“UFRF”) and for Flynpovi, we are party to a license agreement with the Arizona Board of Regents of the University of Arizona. The patents underlying the licensed intellectual property and those of other biopharmaceutical companies are generally uncertain and involve complex legal, scientific and factual questions.

Our ability to develop and commercialize drugs depends in significant part on our ability to: (i) obtain and/or develop broad, protectable intellectual property; (ii) obtain additional licenses, if required, to the proprietary rights of others on commercially reasonable terms; (iii) operate without infringing upon the proprietary rights of others; (iv) prevent others from infringing on our proprietary rights; and (v) protect our corporate know-how and trade secrets.

Patents that we may acquire, and those that might be issued in the future, may be challenged, invalidated or circumvented, and the rights granted thereunder may not provide us with proprietary protection or competitive advantages against competitors with similar technology. Furthermore, our competitors may independently develop similar technologies or duplicate any technology we develop. Because of the extensive time required for development, testing and regulatory review of potential product candidates, it is possible that, before any of our product candidates can be commercialized, any related patent may expire or remain in force for only a short period following commercialization, thus reducing any advantage of the patent.

Because patent applications in the U.S. and many foreign jurisdictions are typically not published until at least 12 months after filing, or in some cases not at all, and because publications of discoveries in the scientific literature often lag behind actual discoveries, neither we nor our licensors can be certain that either we or our licensors were the first to make the inventions claimed in issued patents or pending patent applications, or that we were the first to file for protection of the inventions set forth in these patent applications.

Additionally, UFRF previously elected to seek protection for certain elements of the licensed technology only in the United States, and the time to file for international patent protection has expired. This limits the strength of the Company’s intellectual property position in certain markets and could affect the overall value of the Company to a potential corporate partner.

Obtaining and maintaining our patent protection depends upon compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The United States Patent and Trademark Office and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case.

We may be exposed to infringement or misappropriation claims by third parties, which, if determined adversely to us, could cause us to pay significant damage awards.

There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industries. We may become a party to various types of patent litigation or other proceedings regarding intellectual property rights from time to time even under circumstances where we are not using and do not intend to use any of the intellectual property involved in the proceedings.

The cost of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the cost of such litigation or proceedings more effectively than we will be able to because our competitors may have substantially greater financial resources. If any patent litigation or other proceeding is resolved against us, we or our collaborators may be enjoined from developing, manufacturing, selling or importing our drugs without a license from the other party and we may be held liable for significant damages. We may not be able to obtain any required license(s) on commercially acceptable terms or at all.

Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

Confidentiality agreements with employees and others may not adequately prevent disclosure of our know-how, trade secrets and other proprietary information and may not adequately protect our intellectual property, which could impede our ability to compete.

Because we operate in the highly technical field of medical technology development, we rely in part on trade secret protection in order to protect our proprietary trade secrets and unpatented know-how. However, trade secrets are difficult to protect, and we cannot be certain that others will not develop the same or similar technologies on their own. We have taken steps, including entering into confidentiality agreements with all of our employees, consultants and corporate partners, to protect our trade secrets and unpatented know-how. These agreements generally require that the other party keep confidential and not disclose to third parties any confidential information developed by the party or made known to the party by us during the course of the party’s relationship with us. We also typically obtain agreements from these parties which provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property. However, these agreements may not be honored and may not effectively assign intellectual property rights to us. Enforcing a claim that a party illegally obtained and is using our trade secrets or know-how is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets or know-how. The failure to obtain or maintain trade secret protection could adversely affect our competitive position.

We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

As is common in the biotechnology industry, we employ individuals who were previously employed at other biotechnology companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Risks Associated with this Offering and Ownership of Our Common Stock

We could be delisted from Nasdaq, which would seriously harm the liquidity of our stock and our ability to raise capital.

During the first quarter of 2023 we cured previously identified minimum bid price and minimum stockholders’ equity deficiencies and regained compliance with all applicable listing standards of Nasdaq. On April 14, 2023, we had received a notification letter from Nasdaq’s Listing Qualifications Department indicating that for 30 consecutive business days our common stock did not maintain a minimum closing bid price of $1.00 per share as required by Nasdaq Listing Rule 5550(a)(2) (“Minimum Bid Price Requirement”). Nasdaq granted us an extension until October 11, 2023 to regain compliance with the Minimum Bid Price Requirement for continued listing on the Nasdaq Capital Market. At our annual meeting of stockholders held on May 25, 2023, stockholders approved an amendment to our Restated Certificate of Incorporation to effect a reverse stock split of our outstanding common stock within a prescribed range. Pursuant to that authority, our Board of Directors approved a 1-for-30 reverse split ratio and our company effected the reverse stock split on June 1, 2023. The primary reason for the reverse stock split was to attempt to increase the per share market price of our common stock to exceed the Minimum Bid Price Requirement for continued listing on the Nasdaq Capital Market. On June 15, 2023, we received a notification letter from the Listing Qualifications Department of Nasdaq indicating that we regained compliance with the Minimum Bid Price Requirement as the closing bid price of our common stock met or exceeded $1.00 per share for a minimum of ten consecutive business days during the 180-calendar day grace period.

While we have regained compliance in the past, if, for any reason, Nasdaq were to delist our securities from trading on The Nasdaq Capital Market and we were unable to obtain listing on another reputable national securities exchange, a reduction in some or all of the following may occur, each of which could materially adversely affect our stockholders:

●	the liquidity and marketability of our common stock;

●	the market price of our common stock;

●	our ability to obtain financing for the continuation of our operations;

●	the number of institutional and general investors that will consider investing in our common stock;

●	the number of market makers in our common stock;

●	the availability of information concerning the trading prices and volume of our common stock; and

●	the number of broker-dealers willing to execute trades in shares of our common stock.

In addition, if we cease to be listed on The Nasdaq Capital Market, we may have to pursue trading on a less recognized or accepted market, such as the over the counter markets, our stock may be traded as a “penny stock”, which would make transactions in our stock more difficult and cumbersome, and we may be unable to access capital on favorable terms or at all, as companies trading on alternative markets may be viewed as less attractive investments with higher associated risks, such that existing or prospective institutional investors may be less interested in, or prohibited from, investing in our common stock. This may also cause the market price of our common stock to further decline.

We cannot assure that a reverse stock split, if approved by our stockholders and effectuated, will increase our stock price for the required time period or maintain our listing on Nasdaq.

We expect that, if approved by our stockholders and implemented at the direction of our Board of Directors, a reverse stock split will increase the market price of our common stock; however, the effect of such a reverse stock split on the market price of our common stock cannot be predicted with any certainty, and the history of reverse stock splits for other companies is varied. Some investors may view a reverse stock split negatively. It is possible that the per share price of our common stock after a reverse stock split will not increase in the same proportion as the reduction in the number of our outstanding shares of common stock following the reverse stock split.

While Nasdaq rules do not impose a specific limit on the number of times a listed company may effect a reverse stock split to maintain or regain compliance with the Minimum Bid Price Requirement, Nasdaq has stated that a series of reverse stock splits may undermine investor confidence in securities listed on Nasdaq, especially where the reverse stock splits follow dilutive transactions. Accordingly, Nasdaq may determine that it is not in the public interest to maintain our listing, even if we regain compliance with the Minimum Bid Price Requirement as a result of any reverse stock split. Because our Company has effectuated reverse stock splits over the prior two-year period with a cumulative ratio in excess of 250 shares to one, if our common stock again fails to meet the Minimum Bid Price Requirement, we will not be currently eligible for any compliance cure period specified in Nasdaq Marketplace Rule 5810(c)(3)(A) and the Nasdaq staff would issue a delisting determination upon noncompliance with the Minimum Bid Price Requirement.

Furthermore, a reverse stock split may not result in a per share price that would attract investors who do not trade in lower priced stocks. Although we believe a reverse stock split may enhance the marketability of our common stock to certain potential investors, we cannot assure you that, if implemented, our common stock will be more attractive to investors. Even if we implement a reverse stock split, the market price of our common stock may decrease due to factors unrelated to the reverse stock split, including our future performance or general market trends. If a reverse stock split is consummated and the trading price of the common stock declines, the percentage declines as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split.

If implemented, the proposed reverse stock split may decrease the liquidity of our common stock and result in higher transaction costs.

The liquidity of our common stock may be negatively impacted by a reverse stock split, given the reduced number of shares that would be outstanding after such a reverse stock split, particularly if the stock price does not increase as a result of the reverse stock split. Additionally, if the reverse stock split is implemented, it will increase the number of our stockholders who own “odd lots” of fewer than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock. Accordingly, the reverse stock split may not achieve the desired results of increasing marketability of our common stock as described above.

The proposed reverse stock split would not be accompanied by a decrease in our authorized shares.

Although the proposed reverse stock split pending stockholder approval would not have any dilutive effect on our stockholders, the reduction in outstanding shares that would result from a reverse stock split would reduce the proportion of shares owned by our stockholders relative to the number of shares authorized for issuance, giving the Board of Directors an effective increase in the relative number of authorized shares available for issuance, in its discretion. The Board of Directors from time to time may deem it to be in the best interests of the Company and its stockholders to enter into transactions and other ventures that may include the issuance of shares of our common stock. If the Board of Directors authorizes the issuance of additional shares of common stock subsequent to a reverse stock split, the dilution to the ownership interest of our existing stockholders may be greater than would occur had such reverse stock split not been effected.

Raising additional capital may cause dilution to our stockholders or restrict our operations.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, stockholders’ ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect their rights as stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring additional debt, making capital expenditures or declaring dividends. Any of these events could adversely affect our ability to achieve our product development and commercialization goals and harm our business. We do not anticipate any adverse effects stemming from the lack of available credit facilities at this time.

Issuances of common stock in offerings or pursuant to the exercise of rights to purchase shares may cause the price of our common stock to decline and cause investors to lose a significant portion of their investment.

If our stockholders sell substantial amounts of our common stock in the public market or upon the expiration of any statutory holding period under Rule 144, or upon expiration of lock-up periods applicable to outstanding shares or issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether sales have occurred or are occurring, also could make our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate more difficult. As of November 20, 2023, we had outstanding options to purchase 13,455 shares of our common stock at a weighted-average exercise price of $1,071.08 per share with a remaining contractual life of 8.52 years and outstanding warrants to purchase 6,195,326 of common stock at a weighted-average exercise price of $4.51 per share and an average remaining exercise period of 4.95 years.

Securities analysts may not initiate coverage or continue to cover our common stock, and this may have a negative impact on the market price of our common stock.

Common stock prices are often significantly influenced by the research and reports that securities analysts publish about companies and their business. We do not have any control over these analysts. There is no guarantee that securities analysts will cover, or continue to cover, our common stock. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect the market price of our common stock. If our common stock is covered by securities analysts and our stock is downgraded, our stock price will likely decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, we can lose visibility in the financial markets, which can cause our stock price or trading volume to decline.

Our charter documents and Delaware law may inhibit a takeover that stockholders consider favorable.

The provisions of our certificate of incorporation and bylaws and applicable provisions of Delaware law may make it more difficult for or prevent a third party from acquiring control of us without the approval of our board of directors. These provisions:

●	set limitations on the removal of directors;

●	limit who may call a special meeting of stockholders;

●	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon at stockholder meetings;

●	do not permit cumulative voting in the election of our directors, which would otherwise permit less than a majority of stockholders to elect directors;

●	establish a classified board of directors limiting the number of directors that are elected each year; and

●	provide our board of directors the ability to designate the terms of and issue preferred stock without stockholder approval.

In addition, Section 203 of the Delaware General Corporation Law generally limits our ability to engage in any business combination with certain persons who own 15% or more of our outstanding voting stock or any of our associates or affiliates who at any time in the past three years have owned 15% or more of our outstanding voting stock unless our board of directors has pre-approved the acquisitions that lead to such ownership. These provisions may have the effect of entrenching our management team and may deprive stockholders of the opportunity to sell their shares to potential acquirers at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock.

If we issue preferred stock, the rights of the holders of our common stock and the value of such common stock could be adversely affected.

Our Board of Directors is authorized to issue classes or series of preferred stock, without any action on the part of the stockholders. The Board of Directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock, including voting rights, dividend rights and preferences over the common stock with respect to dividends or upon the liquidation, dissolution or winding-up of our business and other terms. If we issue preferred stock in the future that has a preference over the common stock with respect to the payment of dividends or upon liquidation, dissolution or winding-up, or if we issue preferred stock with voting rights that dilute the voting power of the common stock, the rights of holders of the common stock or the value of the common stock would be adversely affected.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. Any failure of these controls could also prevent us from maintaining accurate accounting records and discovering accounting errors and financial fraud. Management’s assessment of internal controls over financial reporting may identify weaknesses that need to be addressed or other potential matters that may raise concerns for investors. Any actual or perceived weaknesses that need to be addressed in our internal control over financial reporting or disclosure of management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

Even if this offering is completed, we will need to raise additional capital in the future to finance our operations, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product development efforts or other operations.

We have had recurring losses from operations, negative operating cash flow and have an accumulated deficit. We must raise additional funds in order to continue financing our operations. If additional capital is not available to us when needed or on acceptable terms, we may not be able to continue to operate our business pursuant to our business plan or we may have to discontinue our operations entirely. Any additional capital raised through the sale of equity or equity-backed securities may dilute our stockholders’ ownership percentages and could also result in a decrease in the market value of our equity securities. The terms of any securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect on the holders of any of our securities then outstanding.

If we are unable to secure additional funds when needed or on acceptable terms, we may be required to defer, reduce or eliminate significant planned expenditures, restructure, curtail or eliminate some or all of our operations, dispose of technology or assets, pursue an acquisition of our company by a third party at a price that may result in a loss on investment for our stockholders, file for bankruptcy or cease operations altogether. Any of these events could have a material adverse effect on our business, financial condition and results of operations. Moreover, if we are unable to obtain additional funds on a timely basis, there will be substantial doubt about our ability to continue as a going concern and increased risk of insolvency and up to a total loss of investment by our stockholders.

SELLING SECURITYHOLDERS

This prospectus relates to the possible resale by the selling securityholders from time to time of up to an aggregate of 4,260,000 shares of our common stock. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from the selling securityholders as a gift, pledge, partnership distribution or other transfer.

On November 2, 2023, we entered into an Inducement Agreement, with each selling securityholder with respect to the exercise of common stock purchase warrants previously issued by us to the selling securityholders and the issuance of certain additional common stock purchase warrants by us to the selling securityholders. Pursuant to the Inducement Agreement (A) the selling securityholders agreed to exercise the warrants previously issued to the selling securityholder on or about June 21, 2023, and (B) we agreed to sell and issue to the selling securityholders Class C common stock purchase warrants to purchase shares of common stock up to an amount as specified on each such selling security holder’s Inducement Agreement.

This prospectus relates to the possible resale by the selling securityholders from time to time of shares of our common stock issuable upon exercise of the Class C common stock purchase warrants, referred to herein as the Inducement Warrants.

The following table sets forth information concerning the shares of common stock that may be offered from time to time by the selling securityholders. The number of shares beneficially owned by each selling securityholders is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which a selling securityholder has sole or shared voting power or investment power. Percentage ownership is based on 5,127,182 shares of common stock outstanding as of November 20, 2023. In computing the number of shares beneficially owned by the selling securityholder and its percentage ownership, shares of common stock subject to options, warrants or other rights held by the selling securityholder that are currently exercisable or will become exercisable within 60 days of November 20, 2023 are considered outstanding. For purposes of this table, we have assumed that the selling securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering. The selling securityholders listed have sole voting and investment power with respect to the shares beneficially owned by such selling securityholder unless noted otherwise.

The information in the following table has been provided to us by or on behalf of the selling securityholders and the selling securityholders may have sold, transferred or otherwise disposed of all or a portion of its securities after the date on which it provided us with information regarding its securities. The selling securityholders may sell all, some or none of its securities in this offering. See “Plan of Distribution.”

	Common Stock Beneficially Owned Before this Offering(a)		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Common Stock Beneficially Owned Upon Completion of this Offering(a)
Selling Securityholder	(#)	(%)	(#)	(#)	(%)
Armistice Capital, LLC(b)	1,723,797(c)(d)	25.2%	1,704,000(c)	19,797(d)	*
Hudson Bay Master Fund Ltd.(e)	852,000(f)	14.3%	852,000(f)	-	*
Walleye Opportunities Master Fund Ltd.(g)	1,704,000(f)	24.9%	1,704,000(f)	-	*

*	Less than one percent.
(a)

Includes shares of Common Stock underlying outstanding warrants that are not being offered pursuant to this prospectus. All warrants held by the selling securityholders are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling securityholder from exercising that portion of the warrants that would result in the selling securityholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation.

(b)

The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(c)

Includes 1,704,000 shares underlying Inducement Warrants, under the terms of which, the holder will not be entitled to exercise such warrants at all unless and until we obtain the Stockholder Approval, as described elsewhere in this prospectus.

(d)	Includes 19,797 shares underlying other outstanding warrants.
(e)

The securities are directly held by Hudson Bay Master Fund Ltd.  Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. The address of Hudson Bay Capital Management LP is 28 Havemeyer Place, 2nd Floor, Greenwich CT 06830.

(f)

Consists entirely of shares underlying Inducement Warrants, under the terms of which, the holder will not be entitled to exercise such warrants at all unless and until we obtain the Stockholder Approval, as described elsewhere in this prospectus.

(g)

The securities are directly held by Walleye Opportunities Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Walleye Capital LLC, as the investment manager of the Master Fund; and (ii) William England, the Chief Executive Officer of Walleye Capital LLC.The address of Walleye Opportunities Master Fund Ltd is c/o Walleye Capital, LLC, 2800 Niagara Lane North, Plymouth, MN 55447.

Issuances of our Common Stock to the selling securityholders will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of Common Stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to the selling securityholders identified above.

USE OF PROCEEDS

The Common Stock to be offered and sold using this prospectus will be offered and sold by the selling securityholders named in this prospectus. Accordingly, we will not receive any proceeds from any sale of shares of Common Stock in this offering. We will pay all of the fees and expenses incurred by us in connection with this registration.

PLAN OF DISTRIBUTION

The selling securityholders and any of their pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of its shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. A selling securityholder may use one or more of the following methods when disposing of the shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	through brokers, dealers or underwriters that may act solely as agents;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●

through the writing or settlement of options or other hedging transactions entered into after the effective date of the registration statement of which this prospectus is a part, whether through an options exchange or otherwise;

●	broker-dealers may agree with a selling securityholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of disposition; and

●	any other method permitted pursuant to applicable law.

The selling securityholders may also sell shares under Rule 144 or Rule 904 under the Securities Act of 1933, as amended, or Securities Act, if available, or Section 4(a)(1) under the Securities Act, rather than under this prospectus.

Broker-dealers engaged by a selling securityholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling securityholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under a supplement or amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

Upon being notified in writing by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of such selling securityholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon being notified in writing by the selling securityholders that a donee or pledgee intends to sell more than 500 shares of common stock, we will file a supplement to this prospectus if then required in accordance with applicable securities law.

The selling securityholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the shares of common stock or interests in shares of common stock, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling securityholders may also sell shares of common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to a selling securityholder from the sale of the common stock offered by it will be the purchase price of the common stock less discounts or commissions, if any. Each selling securityholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

We have agreed with each of the selling securityholders to keep the registration statement of which this prospectus constitutes a part effective until such time as the selling securityholders no longer own any of the shares covered by this prospectus or any of the warrants upon the exercise of which such shares are issuable.

Indemnification

We have agreed to indemnify the selling securityholders against certain liabilities, losses, claims and damages.

Regulation M

The selling securityholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any profits realized by a selling securityholder or compensation received by such broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority (FINRA) or independent broker-dealer will not be greater than 8% of the initial gross proceeds from the sale of any security being sold.

We have advised each selling securityholders that they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended, during such time as they may be engaged in a distribution of the shares. The foregoing may affect the marketability of the common stock.

The Nasdaq Capital Market Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “PBLA.”

Offer Restrictions Outside the United States

European Economic Area

In relation to each member state of the European Economic Area, no offer of securities which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities referred to in (a) to (c) above shall result in a requirement for the Company or the selling securityholders to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of securities is made or who receives any communication in respect of an offer of securities, or who initially acquires any shares of our securities will be deemed to have represented, warranted, acknowledged and agreed to and with the selling securityholders and the Company that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any shares of our securities acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the securities acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the selling securityholders has been given to the offer or resale; or where our securities have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those securities to it is not treated under the Prospectus Directive as having been made to such persons.

The Company, the selling securityholders and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus has been prepared on the basis that any offer of our securities in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly, any person making or intending to make an offer in that Member State of our securities which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or the selling securityholders to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the selling securityholders have authorized, nor do they authorize, the making of any offer of securities in circumstances in which an obligation arises for the Company or the selling securityholders to publish a prospectus for such an offer.

For the purposes of this provision, the expression an “offer of our securities to the public” in relation to any of our securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State. The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to our securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or our securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of our securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of our securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of our securities.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”) and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of our securities may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring our securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the selling securityholders are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

DESCRIPTION OF SECURITIES

The summary of the general terms and provisions of the common stock, par value $0.001 per share (“Common Stock”), of Panbela set forth below does not purport to be complete and is subject to and qualified by reference to the Corporation’s Certificate of Incorporation, as amended (the “Certificate”), and Bylaws of the Corporation, as amended (the “Bylaws”). For additional information, please read the Certificate, Bylaws and the applicable provisions of the General Corporation Law of Delaware (the “DGCL”).

Authorized Shares

The Corporation is authorized to issue up to 110,000,000 shares of capital stock, of which 100,000,000 constitute shares of Common Stock and 10,000,000 constitute shares of preferred stock, par value $0.001 per share (“Preferred Stock”).

Common Stock

No outstanding shares of common stock is entitled to preference over any other share, and each share is equal to any other share in all respects. Holders of shares of common stock are entitled to one vote for each share held of record at each meeting of stockholders. Holders of shares of common stock are not entitled to any preemptive, subscription, conversion, redemption or sinking fund rights. The absence of preemptive rights could result in a dilution of the interest of stockholders should additional common shares be issued.

Subject to any prior rights of any Preferred Stock then outstanding, holders of common stock are entitled to receive dividends in the form of cash, property or shares of capital stock of the Corporation, when and as declared by the board of directors, provided there are sufficient net profits or surplus legally available for that purpose. In any distribution of capital assets, such as liquidation, whether voluntary or involuntary, holders of shares of common stock are entitled to receive pro rata the assets remaining after creditors have been paid in full. All of the issued and outstanding shares of common stock are non-assessable.

Anti-Takeover Provisions

The Charter Documents and the DGCL contain certain provisions that may discourage an unsolicited takeover of the Company or make an unsolicited takeover of the Company more difficult. The following are some of the more significant anti-takeover provisions that are applicable to the Company:

Delaware Anti-Takeover Law

In general, Section 203 of the DGCL prohibits a Delaware corporation with a class of voting stock listed on a national securities exchange or held of record by 2,000 or more stockholders from engaging in a Business Combination (as defined below) with an Interested Stockholder (as defined below) for a three-year period following the time that this stockholder becomes an interested stockholder, unless the Business Combination is approved in a prescribed manner. A “Business Combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the Interested Stockholder. An “Interested Stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of Interested Stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a Business Combination between a corporation and an Interested Stockholder is prohibited for three years unless it satisfies one of the following conditions:

●

Before the stockholder became an Interested Stockholder, the board of directors approved either the Business Combination or the transaction which resulted in the stockholder becoming an Interested Stockholder;

●

Upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

●

At or after the time the stockholder became an Interested Stockholder, the Business Combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the Interested Stockholder.

Requirements for Advance Notification of Stockholder Nominations and Proposals

The Bylaws establish advance-notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors.

Special Meetings of Stockholders

The Certificate and Bylaws provide that a special meeting of stockholders may be called only by the board of directors, the Chairman of the Board or the Chief Executive Officer of the Corporation.

Classified Board of Directors

The Certificate provides that directors are divided into three classes and elected for staggered terms. At each annual meeting, approximately one third of the directors will be elected to serve a three-year term. Directors serving staggered terms can be removed from office only for cause and only by the affirmative vote of the holders of 75% or more of the outstanding shares of stock then entitled to vote at an election of directors.

Authority of the Board of Directors

The board of directors has the power to issue any or all of the shares of the Corporation’s capital stock, including the authority to establish one or more series of Preferred Stock and to fix the powers, preferences, rights and limitations of such class or series, without seeking stockholder approval. The board of directors has the authority to adopt and change Bylaws, subject to the right of holders of at least 66.67% of the voting power of all then-outstanding shares entitled to vote generally in the election of directors to adopt, amend or repeal Bylaws.

Preferred Stock

Our Board of Directors has the authority, without first obtaining the approval of our stockholders, to establish one or more series of preferred stock and to fix:

●	the number of shares of such series;

●	the designations, preferences and relative rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences; and

●	any qualifications, limitations or restrictions.

We believe that the ability of our Board of Directors to issue one or more series of preferred stock provides flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that may arise. The authorized shares of preferred stock, as well as authorized and unissued shares of common stock, are available for issuance without action by the holders of common stock, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Our Board of Directors may authorize, without stockholder approval, the issuance of preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of common stock. Although our Board of Directors has no current intention of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt of our Company. Our Board of Directors could also issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our Board of Directors, including a tender offer or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price. Any issuance of preferred stock therefore could have the effect of decreasing the market price of our common stock.

Our Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of our Company and stockholders. We have no current plans to issue any preferred stock.

Options

The 2016 Plan initially authorized the issuance of up to 2,333 shares of our common stock pursuant to awards granted thereunder and 9,792 shares have been added pursuant to its annual evergreen feature. As of November 20, 2023, options to purchase12,054 shares of our common stock were outstanding under the 2016 Plan with a weighted average price of $1,105.88 per share. No shares of common stock remained available for future grants under the 2016 Plan as of the same date.

As of November 20, 2023, options to purchase 171 shares of our common stock remained outstanding under the 2011 Plan with a weighted average price of $3,721.58 per share. We ceased making awards under the 2011 Plan upon stockholder approval of the 2016 Plan.

As of November 20, 2023, options to purchase 1,230 shares of our common stock remained outstanding under CPP’s 2010 Equity Incentive Plan with a weighted average price of $361.56, all of which were assumed by us in connection with the acquisition of CPP.

Warrants Outstanding

As of November 20, 2023, we had issued and outstanding warrants to purchase 6,195,326 shares of common stock and no warrants to purchase shares of preferred stock outstanding. As of the same date, the outstanding warrants had a weighted average exercise price of $4.51 per share and an average remaining exercise period of 4.95 years.

Class C Warrants

On November 2, 2023, pursuant to the Inducement Agreements with each selling securityholders, we issued to the selling securityholders Class C Warrants to purchase up to an aggregate of $4,260,000 shares of common stock at an exercise price equal to $0.78 per share (subject to standard adjustments for stock splits, stock dividend, rights offerings and pro rata distributions). The Class C Warrants are otherwise referred to herein as the “Inducement Warrants.”

The Inducement Warrants and the common stock issuable upon the exercise of such Inducement Warrants were not registered under the Securities Act and were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and/or Rule 506(b) promulgated thereunder. Accordingly, the purchaser may only sell common stock issued upon exercise of the Inducement Warrants pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 144 under the Securities Act or another applicable exemption under the Securities Act.

The summary below is not complete and is subject to, and qualified in its entirety by, the provisions of the Inducement Warrants, which are filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the forms of Inducement Warrants for a complete description of the terms and conditions of the Inducement Warrants.

Duration, Exercise Price and Anti-Dilutive Rights. Each Inducement Warrant has an exercise price of $0.78 per share and will be immediately exercisable following approval by our stockholders. Each of the Inducement Warrants will expire on the fifth anniversary of the date on which it becomes exercisable. Each of the Inducement Warrants contains standard adjustments to the exercise price including for stock splits, stock dividend, rights offerings and pro rata distributions.

Exercisability. Neither of the Inducement Warrants may be exercised by the holder thereof until or unless we obtain such approval from our stockholders as may be required by the applicable rules and regulations of the Nasdaq (or any successor entity) with respect to the transactions contemplated by the Inducement Agreement (referred to as the “Stockholder Approval”). The date upon which the Inducement Warrants first become exercisable is referred to herein as the “Initial Exercise Date”.

The Inducement will be exercisable, at the option of each holder, following the Initial Exercise Date and until the applicable expiration date, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of purchased upon such exercise (except in the case of a cashless exercise as discussed below).

Pursuant to the Inducement Agreement, we are required to hold a special meeting of stockholders, at the earliest practical date after the date of the Inducement Agreement, but by no later than January 1, 2024, for the purpose of obtaining the Stockholder Approval, with the recommendation of our board of directors that such proposal be approved, and we are also required to solicit proxies from our stockholders in connection therewith in the same manner as all other management proposals in such proxy statement (to the extent required to obtain the Stockholder Approval). In addition, we are further required to use our reasonable best efforts to obtain Stockholder Approval. If we do not obtain the Stockholder Approval at the first meeting, we are required to call a meeting every six months thereafter to seek approval by our stockholders until the earlier of the date the Stockholder Approval is obtained or the Inducement Warrants are no longer outstanding.

The Inducement Warrants will not become exercisable until such time as we have obtained the Stockholder Approval from our stockholders.

Exercise Limitation

A holder (together with its affiliates) may not exercise any portion of the Inducement Warrants to the extent that the holder would beneficially own more than 4.99% of the outstanding common stock immediately after exercise (the “Beneficial Ownership Limitation”), except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the Beneficial Ownership Limitation, provided that the Beneficial Ownership Limitation in no event exceeds 9.99%. No fractional shares of common stock will be issued in connection with the exercise of an Inducement Warrant. Rather, the number of shares of common stock to be issued will, at our election, either be rounded down to the next whole share or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Fundamental Transaction. In the event of any fundamental transaction, as described in the Inducement Warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock, then upon any subsequent exercise of an Inducement Warrant, the holder will have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the Inducement Warrant is exercisable immediately prior to such event. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the Inducement Warrants have the right to require us or a successor entity to redeem the Inducement Warrants for cash in the amount of the Black Scholes Value (as defined in each Inducement Warrant) of the unexercised portion of the Inducement Warrants concurrently with or within 30 days following the consummation of a fundamental transaction.

However, in the event of a fundamental transaction which is not in our control, including a fundamental transaction not approved by our board of directors, the holders of the Inducement Warrants will only be entitled to receive from us or our successor entity, as of the date of consummation of such fundamental transaction, the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the Inducement Warrant that is being offered and paid to the holders of our common stock in connection with the fundamental transaction, whether that consideration is in the form of cash, stock or any combination of cash and stock, or whether the holders of our common stock are given the choice to receive alternative forms of consideration in connection with the fundamental transaction.

Transferability. Subject to applicable laws, an Inducement Warrant may be transferred at the option of the holder upon surrender of the applicable Inducement Warrant to us together with the appropriate instruments of transfer.

Exchange Listing. We do not intend to list the Inducement Warrants on any securities exchange or nationally recognized trading system.

Rights as a Stockholder. Except as otherwise provided in the Inducement Warrants or by virtue of such holder’s ownership of common stock, the holders of the Inducement Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Inducement Warrants.

Registration Rights

Pursuant to the Inducement Agreement, we agreed that as soon as practicable (and in any event by December 10, 2023), that we would file a registration statement providing for the resale of the shares of common stock issuable upon exercise of the Inducement Warrants and to use commercially reasonable efforts to keep such registration statement effective at all times until the investor owns no Inducement Warrants or shares of common stock issuable upon exercise thereof. We are filing the registration statement of which this prospectus forms a part to fulfill these obligations.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, which can be contacted at 18 Lafayette Place, Woodmere, New York, 11598, info@vstocktransfer.com, or +1 (212) 828-8436.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Faegre Drinker Biddle & Reath LLP.

EXPERTS

The financial statements of Panbela as of December 31, 2022 and 2021 and for the two years in the period ended December 31, 2022 incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Cherry Bekaert LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the distribution of the securities offered under this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.

We are subject to the informational requirements of the Securities Exchange Act and are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Any information we file with the SEC, including the documents incorporated by reference into this prospectus, is also available on the SEC’s website at www.sec.gov. We also make these documents publicly available, free of charge, on our website at www.panbela.com as soon as reasonably practicable after filing such documents with the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

We have elected to incorporate by reference certain information in this prospectus pursuant to General Instruction VII of Form S-1. We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus, except for information furnished under Item 2.02 or Item 7.01 of Form 8-K, and any exhibits relating to such information, which is neither deemed filed nor incorporated by reference herein:

●	Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 16, 2023;

●

Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, filed with the SEC on May 4, 2023; June 30, 2023, filed with the SEC on August 10, 2023; and September 30, 2023, filed with the SEC on November 9, 2023.

●

Current Reports on Form 8-K filed with the SEC on January 6, 2023, January 17, 2023, January 31, 2023, February 10, 2023, April 12, 2023, April 18, 2023, May 31, 2023, June 21, 2023, and November 3, 2023.

●	The portions of our Definitive Proxy Statement on Schedule 14A that are deemed “filed” with the SEC under the Exchange Act, filed on April 28, 2023; and

●	Description of our common stock contained in Exhibit 4.1 to the Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 16, 2023.

As a smaller reporting company, we also are incorporating by reference any future information filed (rather than furnished) by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of the initial filing of the registration statement of which this prospectus is a part and before the effective date of the registration statement and after the date of this prospectus until the termination of the offering. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

We will provide to any person, including any beneficial owner, to whom a prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus. You should direct requests for documents to:

Panbela Therapeutics, Inc.
712 Vista Boulevard #305
Waconia, Minnesota 55387
Attn: Chief Financial Officer and Secretary
Telephone: (952) 479-1196

Up to 4,260,000 Shares of Common Stock

Offered by Selling Securityholders

Panbela Therapeutics, Inc.

PRELIMINARY PROSPECTUS

          , 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.         Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by Panbela Therapeutics, Inc. (the “Company”) in connection with the offering and sale of the common stock being registered. All amounts shown are estimates, except the Securities and Exchange Commission (the “Commission”) registration fee.

U.S. Securities and Exchange Commission registration fee	$491
Accounting fees and expenses	$10,000
Legal fees and expenses	$50,000
Transfer agent and registrar fees	$5,000
Printing expenses	$10,000
Miscellaneous	$9,509
Total	$100,000

Item 14.         Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

The Company’s certificate of incorporation and amended and restated bylaws limit the liability of its directors to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

●	breach of their duty of loyalty to the Company or its stockholders;

●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or redemption of shares as provided in Section 174 of the Delaware General Corporation Law; or

●	transaction from which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission. The Company’s amended and restated bylaws provide that it will indemnify its directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law.

As permitted by the Delaware General Corporation Law, the Company has entered into indemnification agreements with each of the Company’s directors and executive officers that require the Company to indemnify such persons against expenses, judgments, penalties, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual or threatened proceeding if any of the Company’s directors or executive officers may be made a party because he or she is or was one of the Company’s directors. The Company will be obligated to pay such amounts only if the director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the Company’s best interests. With respect to any criminal proceeding, the Company will be obligated to pay such amounts only if the director had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification.

Section 145(g) of the Delaware General Corporation Law permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation arising out of his or her actions in connection with their services to the Company, regardless of whether its amended and restated bylaws permit indemnification. The Company has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 15.         Recent Sales of Unregistered Securities.

During the three months ended March 31, 2021, the Company issued 161 shares of common stock as a result of exercises of outstanding warrants. Of the shares of common stock issued, 157 shares were issued pursuant to net, cashless, exercises of warrants to purchase 442 shares and the remaining 4 shares were issued for $25,000 cash.

The net cash proceeds for each of the foregoing sales of securities were used for the continued clinical development of our initial product candidate ivospemin and for working capital and other general corporate purposes.

On June 15, 2022, pursuant to the Merger Agreement, Panbela sold and issued the following securities to the holders of CPP securities: (a) 5,489 shares of Panbela Common Stock, (b) 609 shares of Panbela Common Stock that remained subject to the Holdback Escrow (as defined in the Merger Agreement), (iv) replacement options to purchase up to 1,330 shares of Panbela Common Stock at a weighted average purchase price of $420.00 per share, and (v) replacement warrants to purchase up to 281 shares of Panbela Common Stock at a weighted average purchase price of $4,974.00 per share.

On April 14, 2023, the Company entered into a Subscription and Investment Representation Agreement (the “Subscription Agreement”) with Michael T. Cullen (the “Purchaser”), Chairman of the Company’s Board of Directors, pursuant to which the Company agreed to issue and sell one (1) share of the Company’s Series A Preferred Stock, par value $0.001 per share, to the Purchaser for $10 in cash. The sale closed on April 14, 2023.  The share of Series A Preferred Stock will have 100,000,000 votes and will vote together with the outstanding shares of the Company’s common stock as a single class exclusively with respect to any proposal to amend the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock. The Series A Preferred Stock will be voted, without action by the holder, on any such proposal in the same proportion as shares of common stock are voted. The Series A Preferred Stock otherwise has no voting rights except as otherwise required by the General Corporation Law of the State of Delaware. The Series A Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of stock or other securities of the Company. The Series A Preferred Stock has no rights with respect to any distribution of assets of the Company, including upon a liquidation, bankruptcy, reorganization, merger, acquisition, sale, dissolution or winding up of the Company, whether voluntarily or involuntarily. The holder of the Series A Preferred Stock will not be entitled to receive dividends of any kind. The outstanding share of Series A Preferred Stock shall be redeemed in whole, but not in part, at any time (i) if such redemption is ordered by the Board of Directors in its sole discretion or (ii) automatically upon the approval by the Company’s stockholders of a reverse stock split at any meeting of stockholders. Upon such redemption, which occurred on May 25, 2023, the holder of the Series A Preferred Stock received consideration of $10 in cash. No shares of Series A Preferred Stock are currently outstanding.

On November 2, 2023, the Company entered into the Inducement Agreements, pursuant to which the selling securityholders agreed to exercise for cash outstanding common stock purchase warrants then held (“Existing Warrants”) to purchase 2,130,000 shares of the Company’s common stock, in the aggregate, at a reduced exercise price of $0.78 per share, in exchange for the Company’s agreement to issue the Inducement Warrants on substantially the same terms as the Existing Warrants, to purchase up to 4,260,000 shares of the Company’s common stock and a cash payment of $0.125 per Existing Warrant Share which was paid in full upon the exercise of the Existing Warrants. The Company received aggregate gross proceeds of approximately $1.9 million from the exercise of the Existing Warrants by the holders thereof and the sale of the Inducement Warrants.

Unless otherwise indicated, for all of the foregoing transactions, we relied on exemptions from registration set forth in Section 4(a)(2) of the Securities Act, without the use of any general solicitations or advertising to market or otherwise offer the securities for sale and all participants were “accredited investors,” as defined in Rule 501 of Regulation D as promulgated by the SEC under the Securities Act.

Item 16.         Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description
3.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to current report on Form 8-K filed January 17, 2023)
3.2	Certificate of Amendment to Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to current report on Form 8-K filed May 31, 2023)

Exhibit No.	Description
3.3	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to current report on Form 8-K filed April 18, 2023)
4.1	Description of Securities (incorporated by reference to Exhibit 4.1 to annual report on Form 10-K for fiscal year ended December 31, 2020)
4.2	Form of Common Stock Warrant issued December 2018 and January 2019 (incorporated by reference to Exhibit 10.3 to current report on Form 8-K filed December 28, 2018)
4.3	Common Stock Warrant issued April 2, 2019 (incorporated by reference to Exhibit 10.3 to quarterly report on Form 10-Q for quarter ended March 31, 2019)
4.4	Form of Common Stock Warrant issued August through October 2019 (incorporated by reference to Exhibit 10.2 to current report on Form 8-K filed August 29, 2019)
4.5	Form of Warrants issued May 22, June 5, June 15, and June 22, 2020 (incorporated by reference to Exhibit 10.2 to current report on Form 8-K filed June 11, 2020)
4.6	Warrant Agency Agreement with VStock Transfer, LLC dated September 1, 2020 (incorporated by reference to Exhibit 4.1 to current report on Form 8-K filed September 1, 2020)
4.7	Form of Common Stock Purchase Warrant (included in Exhibit 4.6)
4.8	Warrant Agency Agreement with VStock Transfer, LLC dated as of October 4, 2022 (incorporated by reference to Exhibit 4.1 to current report on Form 8-K filed on October 4, 2022)
4.9	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.3 to current report on Form 8-K filed October 4, 2022)
4.10	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.2 to current report on Form 8-K filed on October 4, 2022)
4.11	Warrant Agency Agreement with VStock Transfer, LLC dated as of January 30, 2023 (incorporated by reference to Exhibit 4.1 to current report on Form 8-K filed on January 31. 2023)
4.12	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.2 to current report on Form 8-K filed on January 31, 2023)
4.13	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.3 to current report on Form 8-K filed on January 31, 2023)
4.14	Warrant Agency Agreement with VStock Transfer, LLC dated as of June 21, 2023 (incorporated by reference to Exhibit 4.1 to current report on Form 8-K filed on June 21, 2023)
4.15	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.2 to current report on Form 8-K filed on June 21, 2023)
4.16	Form of Class A Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.3 to current report on Form 8-K filed on June 21, 2023)
4.17	Form of Class B Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.4 to current report on Form 8-K filed on June 21, 2023)
4.18	Form of Inducement Warrant (incorporated by reference to Exhibit 4.1 to current report on Form 8-K filed on November 3, 2023)
5.1+	Opinion of Faegre Drinker Biddle & Reath LLP
10.1*	2011 Stock Option Plan, as amended through January 1, 2015 (incorporated by reference to Exhibit 10.1 to current report on Form 8-K filed September 11, 2015)
10.2*	Form of Incentive Stock Option Agreement for awards under 2011 Plan (incorporated by reference to Exhibit 10.2 to current report on Form 8-K filed September 11, 2015)
10.3*	Form of Non-Qualified Stock Option Agreement for awards under 2011 Plan (incorporated by reference to Exhibit 10.3 to current report on Form 8-K filed September 11, 2015)
10.4*	Sun BioPharma, Inc. 2016 Omnibus Incentive Plan as amended and restated through April 9, 2020 (incorporated by reference to Exhibit 99.1 to current report on Form 8-K filed May 26, 2020)
10.5*	Form of Incentive Stock Option Agreement for awards under 2016 Plan (incorporated by reference to Exhibit 10.4 to quarterly report on Form 10-Q for quarter ended June 30, 2016)
10.6*	Form of Non-Qualified Stock Option Agreement for awards under 2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.5 to quarterly report on Form 10-Q for quarter ended June 30, 2016)
10.7*

Form of Performance-Based Stock Option Agreement for awards under 2016 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.7 to annual report on Form 10-K for fiscal year ended December 31, 2016)

10.8**

Standard Exclusive License Agreement with University of Florida Research Foundation, Inc., dated December 22, 2011 (incorporated by reference to Exhibit 10.5 to current report on Form 8-K filed September 11, 2015)

Exhibit No.	Description
10.9

Form of First Amendment to License Agreement with University of Florida Research Foundation, Inc. dated December 12, 2016 (incorporated by reference to Exhibit 10.10 to annual report on Form 10-K for fiscal year ended December 31, 2019)

10.10

Second Amendment to License Agreement with University of Florida Research Foundation, Inc., dated October 3, 2019 (incorporated by reference to Exhibit 10.1 to current report on Form 8-K filed October 9, 2019)

10.11*	Employment Agreement with Susan Horvath, dated April 17, 2018 (incorporated by reference to Exhibit 10.4 to quarterly report on Form 10-Q for quarter ended March 31, 2018)
10.12*	Employment Agreement with Jennifer K. Simpson, dated July 15, 2020 (incorporated by reference to Exhibit 10.1 to current report on Form 8-K filed July 16, 2020)
10.13

Seed Capital Accelerator Loan Agreement and Seed Capital Loan Note dated October 26, 2012 (incorporated by reference to Exhibit 10.22 to annual report on Form 10-K for fiscal year ended December 31, 2019)

10.14

First Amendment to Seed Capital Accelerator Loan Agreement and Seed Capital Loan Note dated October 13, 2017 (incorporated by reference to Exhibit 10.1 to quarterly report on Form 10-Q for quarter ended March 31, 2019)

10.15

Second Amendment to Seed Capital Accelerator Loan Agreement and Seed Capital Loan Note dated April 5, 2019 (incorporated by reference to Exhibit 10.2 to quarterly report on Form 10-Q for quarter ended March 31, 2019

10.16

Third Amendment to Seed Capital Accelerator Loan Agreement and Seed Capital Loan Noted dated December 31,2019 (incorporated by reference to Exhibit 10.25 to annual report on Form 10-K for fiscal year ended December 31, 2019)

10.17	Form of Securities Purchase Agreement, dated December 21 and 31, 2018, January 14, 25, and 31, 2019 (incorporated by reference to Exhibit 10.1 to current report on Form 8-K filed December 28, 2018)
10.18	Healthcare Professional Services Agreement with Suzanne Gagnon dated July 19, 2021 (incorporated by reference to Exhibit 10.27 to annual report on Form 10-K for fiscal year ended December 31, 2021)
10.19*	Cancer Prevention Pharmaceuticals, Inc. 2010 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 to current report on Form 8-K filed June 16, 2022)
10.20*	Form of Stock Option Assumption Notice (incorporated by reference to Exhibit 10.2 to current report on Form 8-K filed June 16, 2022)
10.21	Form of Replacement Warrant (incorporated by reference to Exhibit 10.3 to current report on Form 8-K filed June 16, 2022)
10.22

Convertible Promissory Note in favor of Sucampo GmbH (f/k/a Sucampo AG), dated as of September 6, 2017, as amended through April 7, 2022 (incorporated by reference to Exhibit 10.4 to current report on Form 8-K filed June 16, 2022)

10.23	Guaranty in favor of Sucampo GmbH (f/k/a Sucampo AG), dated June 15, 2022 (incorporated by reference to Exhibit 10.5 to current report on Form 8-K filed June 16, 2022)
10.24	Separation and Release Agreement with Jeffrey E. Jacobs, dated June 15, 2022 (incorporated by reference to Exhibit 10.6 to current report on Form 8-K filed June 16, 2022)
10.25

License Agreement, dated June 16, 2021 between Cancer Prevention Pharmaceuticals, Inc. and One-Two Therapeutic Assets Limited (incorporated by reference to Exhibit 10.7 to quarterly report on Form 10-Q filed on August 15, 2022)

10.26	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.2 to current report on Form 8-K filed on October 4, 2022)
10.27	Placement Agency Agreement with Roth Capital Partners, LLC dated as of September 29, 2022 (incorporated by reference to Exhibit 10.1 to current report on Form 8-K filed on October 4, 2022)
10.28

Subscription and Investment Representation Agreement, dated April 14, 2023, by and between Panbela Therapeutics, Inc. and Michael T. Cullen (incorporated by reference to Exhibit 10.1 to current report on Form 8-K filed April 18, 2023)

10.29	Placement Agency Agreement dated as of June 16, 2023 (incorporated by reference to Exhibit 10.1 to current report on Form 8-K filed June 21, 2023)
10.30

Form of Securities Purchase Agreement by and between Panbela Therapeutics, Inc. and the purchasers named therein (incorporated by reference to Exhibit 10.2 to current report on Form 8-K filed June 21, 2023)

10.31	Form of Inducement Letter (incorporated by reference to Exhibit 10.1 to current report on Form 8-K filed November 3, 2023
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to annual report on Form 10-K for fiscal year ended December 31, 2022)
23.1+	Consent of Independent Registered Public Accounting Firm
23.2+	Consent of Faegre Drinker Biddle & Reath LLP (included in Exhibit 5.1)
24.1+	Powers of Attorney (see signature page)
107+	Filing Fee Table

+	Filed herewith.
++	To be filed by amendment.
*	Management compensatory plan or arrangement required to be filed as an exhibit to this prospectus.
**	Portions of exhibit omitted pursuant to order granting confidential treatment issued by the Securities and Exchange Commission.

(b) Financial Statement Schedules.

All schedules are omitted as the required information is inapplicable or the information is presented in the financial statements or related notes.

Schedule II. Valuation and Qualifying Accounts

All other schedules are omitted as the required information is inapplicable or the information is presented in the financial statements or related notes.

Item 17.         Undertakings.

The registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability under the Securities Act to any purchaser the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota on November 22, 2023.

PANBELA THERAPEUTICS, INC.

By:	/s/ Jennifer K. Simpson
Jennifer K. Simpson
President and Chief Executive Officer

Power of Attorney

Each person whose signature appears below hereby constitutes and appoints Jennifer K. Simpson and Susan Horvath, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, with full power of each to act alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments to said Registration Statement (including post-effective amendments and any related registration statements thereto filed pursuant to Rule 461 and otherwise), and file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jennifer K. Simpson	President and Chief Executive Officer	November 22, 2023
Jennifer K. Simpson	(Principal Executive Officer), and Director

/s/ Susan Horvath	Vice President of Finance, Chief Financial Officer, Treasurer	November 22, 2023
Susan Horvath	and Secretary (Principal Financial and Accounting Officer)

/s/ Michael T. Cullen	Chair of the Board and Director	November 22, 2023
Michael T. Cullen

/s/ Daniel J. Donovan	Director	November 22, 2023
Daniel J. Donovan

/s/ Arthur J. Fratamico	Director	November 22, 2023
Arthur J. Fratamico

/s/ Jeffrey E. Jacob	Director	November 22, 2023
Jeffrey E. Jacob

/s/ Jeffrey S. Mathiesen	Director	November 22, 2023
Jeffrey S. Mathiesen

/s/ D. Robert Schemel	Director	November 22, 2023
D. Robert Schemel